SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549


                          FORM U-3A-2


                        File No. 69-373


        Statement by Holding Company Claiming Exemption
             Under Rule U-3A-2 from the Provisions
       of the Public Utility Holding Company Act of 1935


             To be filed annually prior to March 1


                       LG&E ENERGY CORP.
                       (Name of Company)

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company
Act of 1935. In support of such claim for exemption the following information is submitted:

1. Name, State of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator (EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

LG&E Energy Corp. (Company) is a public utility holding company which is incorporated in the Commonwealth of Kentucky and located in Louisville, Kentucky. The Company was formed in 1989 to acquire or hold stock of other corporations providing energy related services. The company has two first-tier subsidiaries:
Louisville Gas and Electric Company (LG&E) and LG&E Capital Corp. (Capital Corp.). The Company is also the sole member of LG&E Energy Foundation Inc., a Kentucky non-profit corporation. The Company became the holding company of LG&E pursuant to a mandatory share exchange effective August 17, 1990. (Reference is made to the Company's Annual Report on Form 10-K for the year ended December 31, 1997, to be available after March 31, 1998, and hereby incorporated by reference, for additional information concerning the business of the Company.)

Louisville Gas and Electric Company

LG&E is the only subsidiary of the Company that is a public utility company under the Public Utility Holding Company Act of 1935 (the Act). LG&E's conduct and rates in Kentucky are regulated by the Public Service Commission of Kentucky. LG&E is incorporated in the Commonwealth of Kentucky and has its principal executive offices in Louisville, Kentucky. LG&E's principal businesses are the generation, transmission, distribution and sale of electric energy and the transmission, distribution and sale of natural gas in the Louisville metropoli tan area. (Reference is made to LG&E's Annual Report on Form

10-K for the year ended December 31, 1997, to be available after March 31, 1998, and hereby incorporated by reference, for additional information concerning the business of LG&E.)

LG&E Capital Corp.

Capital Corp. was formed in 1997 by the merger of LG&E Gas Systems Inc., a Delaware corporation, with and into LG&E Energy Systems Inc., a Kentucky corporation. Capital Corp., which was formerly known as LG&E Energy Systems Inc., was incorporated in 1991 in the Commonwealth of Kentucky and has its principal executive offices in Louisville, Kentucky. Capital Corp. indirectly owns the non-utility business activities of LG&E Energy Corp. Capital Corp. has nine wholly-owned first-tier subsidiaries: LG&E Credit Corp. (LCC); WKE Station Two Inc.
(WS2); Western Kentucky Energy Corp. (WKE); LG&E Power Inc.
(LPI); LG&E International Inc. (LII); LNGCG Inc.; LNGCL Inc.; Enertech Inc. and LG&E Home Services Inc.

LG&E Power Inc.

LPI is the surviving corporation of the 1997 merger of LG&E Power Inc., a Delaware corporation, with and into LG&E Natural Inc., a Delaware corporation. LPI, which was formerly known as LG&E Natural Inc., was incorporated in Delaware in 1980 and its principal executive offices are located in Louisville, Kentucky. LPI, through its subsidiaries, is engaged in the development, design, construction, operation and ownership of electric plants and cogeneration facilities in the United States and in foreign countries. All of the power plants and cogeneration facilities in which LPI or its subsidiaries maintain an ownership interest are either qualifying facilities under the Public Utility Regulatory Policies Act, or exempt wholesale generators (EWGs) or foreign utility companies (FUCOs) under the Public Utility Holding Company Act of 1935. LPI, through its subsidiaries, is also involved in the marketing, trading, gathering, processing, storage and transportation of natural gas and natural gas liquids. LG&E Energy Marketing Inc., a subsidiary of LPI, is also engaged in the trading and marketing of electric power, natural gas, emission allowances and coal.

The name, state of organization, location and nature of business for the direct and indirect corporate subsidiaries of LPI are as follows (a key to the nature-of-business and location codes follows the list):

                                    State of             Nature
Name of                             Organ-    Loca-      of Busi-
Company                             ization   tion       ness

LG&E Power Engineers
   and Constructors Inc.            CA        (A)        (A)
 LG&E Power Constructors, Inc.      CA        (A)        (C)
 Ultraclean Incorporated            CA        (A)        (C)
LG&E Power Services Inc.            CA        (A)        (D)
LG&E Power Operations Inc.          CA        (A)        (E)
 HD/WS Corporation
    (70% ownership interest)        CA        (A)        (F)


                           - Page 2 -

                                    State of             Nature
Name of                             Organ-    Loca-      of Busi-
Company                             ization   tion       ness

 LG&E Power 5 Incorporated          CA        (A)        (G)
 LG&E Power 6 Incorporated          CA        (A)        (G)
 LG&E Power 11 Incorporated         CA        (A)        (G)
 LG&E Southampton Incorporated      CA        (A)        (G)
 LG&E Power 12 Incorporated         CA        (A)        (G)
 LG&E Altavista Incorporated        CA        (A)        (G)
 LG&E Power 13 Incorporated         CA        (A)        (G)
 LG&E Hopewell Incorporated         CA        (A)        (G)
 LG&E Power 14 Incorporated         CA        (A)        (C)
 LG&E Power 15 Incorporated         CA        (A)        (G)
 LG&E Power 16 Incorporated         CA        (A)        (G)
 LG&E Power Roanoke Incorporated    CA        (A)        (G)
 LG&E Power 18 Incorporated         CA        (A)        (H)
 LG&E Erie Power
   Partner Incorporated             CA        (A)        (G)
 LG&E Power 21 Incorporated         CA        (A)        (G)
 LG&E Power 21 Wind Incorporated    CA        (A)        (G)
 LG&E Power 22 Incorporated         CA        (A)        (H)
 LG&E Power 25 Incorporated         DE        (A)        (G)
 LG&E Power 26 Incorporated         DE        (A)        (G)
 LG&E Power 29 Incorporated         CA        (A)        (G)
 LG&E Power 31 Incorporated         CA        (A)        (G)
 LG&E Power 31 Wind Incorporated    CA        (A)        (G)
Ultrasystems Construction Co., Inc. CA        (A)        (I)
LG&E Power Development Inc.         CA        (B)        (J)
LG&E Energy Marketing Inc.          OK        (B)        (K,G,L)
 LG&E Power 15 Incorporated         CA        (A)        (G)
American Power, Incorporated        CA        (A)        (H)
HD Energy Corporation               DE        (C)        (E)
 NuHPI, Inc.                        DE        (C)        (C)
   Ultrapower Biomass
    Fuels Corporation               CA        (C)        (C)
   Hadson Power Live
    Oak Incorporated                CA        (C)        (C)
 Ultrafuels Incorporated            CA        (C)        (C)
 Ultrafuels 1 Incorporated          CA        (C)        (C)
Hadson Foundation (non-profit)      OK        (C)
Hadson Financial Corporation        DE        (C)        (O)
LG&E Natural Plains Energy
 Services Inc.                      DE        (C)        (Q)
LG&E Natural Gathering and
 Processing Co.                     NM        (C)        (N)
LG&E Natural Plains
 Marketing Co.                      DE        (C)        (L)
Hadson Gas Transmission Co.         DE        (C)        (O)
 Hadson Industrial Sales Co.        DE        (C)        (O)
LG&E Natural Pipeline Co.           NM        (C)        (M)
NMESCO Fuels, Inc.                  NM        (C)        (L)


                           - Page 3 -

                                    State of             Nature
Name of                             Organ-    Loca-      of Busi-
Company                             ization   tion       ness

Ultrasystems Small Power,
 Incorporated                       CA        (C)        (C)
   Ultrasystems Small Power 1,
    Incorporated                    CA        (C)        (C)
LG&E Natural Industrial
 Marketing Co.                      CO        (C)        (L)
Hadson Fuels, Inc.                  OK        (C)        (C)
 Triple T Services, Inc.            OK        (C)        (C)
LG&E Natural Canada, Inc.           Canada    (C)        (L)

Key to LPI nature-of-business codes:

A) Engineering and project management
B) Construction
C) Inactive
D) Power facilities management and operation
E) Power project ownership, management and development
F) Holding company for ash disposal activities (inactive)
G) Owner of investment in power facility/facilities
H) Owner of investment in power facility/facilities (inactive)
I) Construction (inactive)
J) Power project development
K) Power marketing, trading and brokering
L) Gas marketing entity
M) Gas transmission entity
N) Gas gathering, processing and marketing entity
O) Provides management services
P) Owner of investment in joint venture that either gathers or transports and markets gas
Q) Owner of investment in Power-Tex joint venture which transports and markets natural gas, and Burleson and Pecos Gathering System

Key to LPI location codes:

A) Costa Mesa, CA.
B) Fairfax, VA.
C) Dallas, TX.

LG&E International Inc.

LG&E International Inc. (LII), incorporated in 1993, is a
Delaware corporation with its principal executive offices located in Louisville, Kentucky. LII was formed to own and manage the Company's international business activities.



                           - Page 4 -

The name, state or country of organization, location and nature of business for the direct subsidiaries of LII are as follows (a key to the nature-of-business codes follows the list):

                                State or
                                Coun-
                                try of                 Nature
Name of                         Organ-    Loca-        of Busi-
Company                         ization   tion         ness

LG&E Mendoza Services Inc.      Cayman    Cayman       (A)
                                Islands   Islands

LG&E Power Venezuela I, Inc.    Cayman    Cayman       (A)
                                Islands   Islands

LG&E Power Argentina I, Inc.    DE        Fairfax,     (B)
                                          VA

LG&E Power Spain Inc.           DE        Fairfax,     (B)
                                          VA

LG&E Power Finance Inc.         DE        Louisville,  (D)
                                          KY

LG&E Power Argentina II Inc.    DE        Louisville,  (C)
(LPA-2)                                   KY

LG&E Power Argentina III Inc.   DE        Louisville,  (C)
                                          KY

LG&E Centro S.A. (90% owned     Argen-    Buenos Aires (E)
by LII, 10% owned by LPA-2)     tina

LG&E Power Australia I Inc.     DE        Louisville,  (D)
                                          KY

Key to LII nature-of-business codes:

A) Owner of investment in power facility/facilities (inactive)
B) Owner of investment in power facility/facilities (active)
C) Owner of gas distribution facilities
D) Inactive
E) Gas distribution facilities operation and management.

LNGCG Inc./LNGCL Inc.

LNGCG Inc. (LNGCG) and LNGCL Inc. (LNGCL) are inactive Delaware corporations incorporated in 1992 with principal executive offices located in Louisville, Kentucky.



                           - Page 5 -

LNGCG and LNGCL are the general and limited partners, respectively, of each of LG&E Gas Marketing, L.P. and LG&E Gas Marketing II, L.P. (Partnerships). In 1992, the Partnerships acquired an approximate aggregate 33% ownership interest in Natural Gas Clearinghouse, a Colorado general partnership (NGC), with its principal executive offices located in Houston, Texas. At that time, NGC was engaged primarily in the marketing of natural gas products. Subsequent to that initial purchase, the Partnerships increased their collective interests in NGC to approximately 36.5%. The Partnerships sold their interests in NGC in January 1994 and are inactive.

Enertech Inc.

Enertech Inc. (Enertech) was incorporated in December 1995 in Kentucky. Enertech has its principal executive offices in Louisville, Kentucky. Enertech offers engineering, energy management and consulting services, and develops and implements efficient uses of electro-technologies.

LG&E Home Services Inc.

LG&E Home Services Inc. (Home Services) was incorporated in January 1996 and has its principal executive offices in Louisville, Kentucky. Home Services provides home appliance repair services to customers in the Louisville, Kentucky, metropolitan area under the name ServiceCare.

WKE Station Two Inc.

WKE Station Two Inc. (WS-2) was formed in 1997 and has its principal executive offices in Henderson, Kentucky. WS-2 was inactive in 1997. WS-2 has filed or will file applications with the Federal Energy Regulatory Commission and the Kentucky Public Service Commission as a public utility company in connection with a prospective transaction involving the municipal generating facility in Henderson, Kentucky.

Western Kentucky Energy Corp.

Western Kentucky Energy Corp. (WKE) was formed in 1997 and has its principal offices in Henderson, Kentucky. WKE has undertaken preparatory steps and filings with the Federal Energy Regulatory Commission and the Kentucky Public Service Commission in connection with the prospective closing of a lease transaction whereby it will lease the generating assets of Big Rivers Electric Corporation.

LG&E Credit Corp.

LG&E Credit Corp. (LCC) was incorporated in 1997 and has its principal place of business in Louisville, Kentucky. LCC has a consumer lending license from the Kentucky Department of Financial Institutions to provide credit services to consumers.



                           - Page 6 -

2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.

The Company is not a "public utility company" as that term is defined in the Act and does not own any properties used for the generation, transmission and distribution of electric energy for sale, or for the production, transmission and distribution of natural or manufactured gas. None of the Company's subsidiaries, other than LG&E, is a public utility company.

At December 31, 1997, LG&E owned and operated the following electric generating stations, all of which are located in
Kentucky:

                                    Year in  Capability
                                    Service      Rating

Steam Stations:
Mill Creek - Kosmosdale, KY
 Unit 1                                1972     303,000
 Unit 2                                1974     301,000
 Unit 3                                1978     386,000
 Unit 4                                1982     480,000
  Total Mill Creek                            1,470,000

Cane Run - Louisville, KY
 Unit 4                                1962     155,000
 Unit 5                                1966     168,000
 Unit 6                                1969     240,000
  Total Cane Run                                563,000

Trimble County - Bedford, KY
 Unit 1                                1990 (1) 371,000

Combustion Turbine Generators
 (peaking capability):
  Zorn                                 1969      16,000
  Paddy's Run                          1968      43,000
  Cane Run                             1968      16,000
  Waterside                            1964      33,000
   Total combustion turbine generators          108,000

 Total capability rating                      2,512,000



                           - Page 7 -
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1) Amount shown represents LG&E's 75 percent interest in the unit. In February 1991, LG&E completed a sale to the Illinois Municipal Electric Agency (IMEA) of a 12.12% (approximately 60 megawatts) undivided interest in the unit. In February 1993, LG&E sold 12.88% (approximately 64 megawatts) of its interest in the unit to the Indiana Municipal Power Agency (IMPA). LG&E is responsible for operation of the unit and is reimbursed by IMEA and IMPA for expenditures related to the unit based on each of their proportionate shares of ownership interest.

LG&E's Ohio Falls Station, an 80 Mw hydroelectric generating station located in Louisville, is operated under license issued by the Federal Energy Regulatory Commission.

At December 31, 1997, LG&E's electric transmission system included 19 substations with a total capacity of approximately 10,175,700 Kva and approximately 565 structure miles of lines. The electric distribution system included 82 substations with a total capacity of approximately 3,313,730 Kva, 3,615 structure miles of overhead lines, 341 miles of underground conduit, and 5,473 miles of underground conductors. All of these facilities are located in Kentucky. LG&E's electric transmission system also includes approximately 83 structure miles of high voltage transmission lines in Indiana, providing transmission service between points within the LG&E system and between LG&E and neighboring utilities, and two substations with a capacity of 896,000 Kva located in Indiana.

LG&E's gas transmission system includes 178 miles of transmission mains, and the gas distribution system includes 3,616 miles of distribution mains, all of which are located in Louisville and surrounding counties in Kentucky.

LG&E operates five underground gas storage facilities with a current working gas capacity of approximately 14.6 million Mcf. Four of these facilities are located entirely within Kentucky and the fifth facility extends under the Ohio River between Kentucky and Indiana.

3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

a) Number of KWH of electric energy sold (at retail or wholesale), and MCF of natural or manufactured gas distributed at retail.

                                    Company           LG&E

   KWH                                 None 14,249,277,528
   MCF                                 None     54,119,354



                           - Page 8 -

b) Number of KWH of electric energy and MCF of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

                                    Company           LG&E

   KWH                                 None           None
   MCF                                 None           None

c) Number of KWH of electric energy and MCF of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

                                    Company           LG&E

   KWH                                 None  3,455,934,000
   MCF                                 None           None

d) Number of KWH of electric energy and MCF of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

                                    Company           LG&E

   KWH                                 None    740,571,000
   MCF                                 None           None

Attached as Exhibit A are the consolidating balance sheets as of December 31, 1997, and consolidating income statements and consolidating statements of retained earnings for the twelve months ended December 31, 1997, for LG&E Energy Corp. and its subsidiaries. These statements exclude those subsidiaries that do not have any assets or liabilities.

4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

1. LG&E Power Generation, L.P. - LG&E Power Generation, L.P. (Power Generation) is a California limited partnership with its principal executive offices located at 12500 Fair Lakes Circle, Fairfax, Virginia 22023. Power Generation received EWG status on October 18, 1993. Power Generation is inactive and currently does not use any facilities for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

2. LG&E Energy Marketing Inc. - LG&E Energy Marketing Inc.
   (Energy Marketing) is an Oklahoma corporation with its principal executive offices lo

                           - Page 9 -
   cated at 12500 Fair Lakes Circle, Fairfax, Virginia 22023. Energy Marketing received EWG status on April 17, 1994. Energy Marketing owns a 50% interest in LG&E Power 15 Incorporated, which is a 25% owner of LG&E-Westmoreland Rensselaer, a general partnership which owns a 79 megawatt gas-fired combined cycle qualifying cogeneration facility located in Rensselaer, New York (Rensselaer), at 39 Riverside Avenue, Rensselaer, New York 12144. Energy Marketing therefore owns a 12.5% interest in Rensselaer. This reflects the sale of one-half of the Company's interest in Rensselaer in December 1997. Westmoreland Rensselaer-L.P. has a right of refusal option with respect to the sale which has not expired as of the date of this filing. Rensselaer, which received qualifying facility status in 1991 and was recertified in 1993, sells power exclusively at wholesale to Niagara Mohawk Power Corporation under a long-term power purchase agreement executed in December 1987. Rensselaer obtained EWG status on March 2, 1995 (see below). Energy Marketing is engaged directly and exclusively in the business of (a) owning a part of Rensselaer, (b) selling at wholesale, and at retail pursuant to retail wheeling experiments being conducted in various states (and with the approval of the relevant state public utility commissions), electric energy provided by Rensselaer and other sources not owned by Energy Marketing and (c) marketing and selling at wholesale, natural or manufactured gas and coal and emissions allowances.

3. Westmoreland-LG&E Partners - Westmoreland-LG&E Partners (WLP) is a Virginia general partnership with its principal executive offices located at Highway 158 and Railroad Street, Weldon, North Carolina 27890. WLP received EWG status on August 16, 1993. WLP owns two power generation facilities:
   Roanoke Valley I (ROVA I) and Roanoke Valley II (ROVA II). ROVA I is a pulverized coal-fired cogeneration facility, consisting of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 165 MW in the summer and 167 MW in the winter, and a transmission line of less than 100 yards in length. ROVA I is located in Weldon Township, near Roanoke Rapids, North Carolina, at the address listed above. ROVA II is located adjacent to ROVA I, and is also a pulverized coal-fired cogeneration facility, consisting of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 44 MW in the summer and 45 MW in the winter. WLP is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the ROVA I and ROVA II facilities and selling electricity at wholesale to Virginia Electric and Power Company (operating as North Carolina Power), and thermal energy to a steam host adjacent to the facilities. ROVA I was a qualifying facility under the Public Utility Regulatory Policies Act (PURPA) prior to 1995 but ROVA II is a qualifying facility and WLP intends to maintain such status for ROVA II. WLP terminated its QF status for ROVA I in January 1995.

4. LG&E-Westmoreland Rensselaer - LG&E-Westmoreland Rensselaer (Rensselaer) is a California general partnership with its principal executive offices located at 39 Riverside Avenue, Rensselaer, New York 12144. Rensselaer received EWG status on March 2, 1995. Rensselaer owns a gas-fired combined cycle qualifying cogeneration facility located in Rensselaer, New

                           - Page 10 -

   York which consists of a combustion turbine generator, heat recovery steam generator, and extraction/condensing steam turbine generator with a net power production capacity of approximately 79 MW, and a transmission line of approximately six miles in length. Rensselaer is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Niagara Mohawk Power Corporation, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under the Public Utility Regulatory Policies Act (PURPA). In December 1997, Power 15 sold one half of its interest in Rensselaer to a third party. Westmoreland Rensselaer L.P. has a first right of refusal option with respect to the sale which has not expired as of the date of this filing.

5. LG&E-Westmoreland Altavista - LG&E-Westmoreland Altavista (Altavista) is a California general partnership with its principal executive offices located at Route 1, 104 Wood Lane, Altavista, Virginia 24517-1450. Altavista received EWG status on March 2, 1995. Altavista owns a primarily coal-fired qualifying cogeneration facility located in Altavista, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmission line of less than 100 yards in length. Altavista is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

6. LG&E-Westmoreland Hopewell - LG&E-Westmoreland Hopewell (Hopewell) is a California general partnership with its principal executive offices located at 107 Terminal Street, Hopewell, Virginia 23860-7813. Hopewell received EWG status on March 2, 1995. Hopewell owns a primarily coal-fired qualifying cogeneration facility located in Hopewell, Virginia, which consists of a boiler and extrac tion/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmission line of less than 100 yards in length. Hopewell is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

7. LG&E-Westmoreland Southampton - LG&E-Westmoreland Southampton (Southampton) is a California general partnership with its principal executive offices located at 30134 General Thomas Hwy., Franklin, Virginia 23851. Southampton received EWG status on March 2, 1995. Southampton owns a primarily coal-fired qualifying cogeneration facility located in Franklin, Virginia which consists of a boiler and extraction/condensing steam turbine generator with a net power production capacity of approximately 62.7 MW, and a transmission line of less than 100 yards in length. Southampton is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility

                           - Page 11 -
   and selling electricity at wholesale to Virginia Electric and Power Company, and thermal energy to a steam host adjacent to the facility. The facility is also a qualifying facility under PURPA.

8. KW Tarifa, S.A. - KW Tarifa, S.A. (Tarifa) is a Spanish sociedad anomina with its principal executive offices at Raimundo Fernandez Villaverde, No. 65, Madrid, Spain. Tarifa filed its Form U-57 with the Securities and Exchange Commission (SEC) to claim foreign utility company (FUCO) status on July 10, 1995. Tarifa's sole purpose is to own and operate an approximately 30 MW windplant facility in Tarifa, Spain. The facility is an electrical generating facility which uses wind as the power source. The facility interconnects with the transmission facilities of Compania Sevillana de Electricidad, a regional generation and distribution company.

9. Central Termica San Miguel de Tucuman, S.A. - Central Termica San Miguel de Tucuman, S.A. (San Miguel) is an Argentinean sociedad anomina with its principal executive offices at Reconquesta, 1001, Buenos Aires, Argentina. San Miguel filed its Form U-57 with the SEC to claim FUCO status on March 3, 1995. San Miguel's sole purpose is to own and operate a 115 MW simple cycle natural gas combustion turbine and associated electrical and natural gas interconnection equipment located in Tucuman Province, Argentina. The facility interconnects with the national transmission grid at a substation located on an adjacent parcel of land. (The Company sold its interest in San Miguel on February 11, 1998.)

10.Windpower Partners 1993 L.P. - Windpower Partners 1993 L.P.
   (WPP93) is a Delaware limited partnership with its principal executive offices located at Costa Mesa, California 92626, c/o President LG&E Power 21 Incorporated. WPP93 received EWG status on October 10, 1996. WPP93 owns two wind-powered electrical power generation facilities located near Palm Springs, California, and Lake Benton, Minnesota, having nomimal capacity of approximately 42 MW and 25 MW, respectively, and consisting of free-standing wind turbine generators and related facilities. WPP93 is engaged in directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facilities and selling electricity at wholesale to Southern California Edison Company and Northern States Power Company. The facilities are also qualifying facilities under PURPA.

11.Windpower Partners 1994 L.P. - Windpower Partners 1994 L.P.
   (WPP94) is a Delaware limited partnership with its principal executive offices located at Costa Mesa, California 92626, c/o President, LG&E Power 31 Incorporated. WPP94 received EWG status on September 17, 1996. WPP94 owns a wind-powered electrical generation facility located in Culberson County, Texas, having a nominal capacity of approximately 25 MW, and consisting of free-standing wind turbine generators and related facilities. WPP94 is engaged directly and exclusively in the business of owning or operating, or both owning and operating, all or part of the facility and selling electricity at wholesale to Lower Colorado River Authority. The facility is also a qualifying facility under PURPA.



                           - Page 12 -

12.LG&E Power Services Inc. - LG&E Power Services Inc. (LPS) is a California corporation with its principal executive offices located at 12500 Fair Lakes Circle, Suite 350, Fairfax, Virginia 22033. LPS received EWG status on October 12, 1995. LPS is engaged, either directly or through a PUHCA Section 2(a)(11)(B) affiliate, solely in the business of operating Eligible Facilities, as defined in the Energy Policy Act of 1992, pursuant to facility operating agreements, including the facilities set forth below.

   Project                         Electricity Purchaser

   LG&E-Westmoreland Rensselaer    Niagara Mohawk Power Corp.
   Westmoreland-LG&E Partners -    Virginia Electric & Power
    ROVA I
   Westmoreland-LG&E Partners -    Virginia Electric & Power
    ROVA II
   LG&E-Westmoreland Southampton   Virginia Electric & Power
   LG&E-Westmoreland Hopewell      Virginia Electric & Power
   LG&E-Westmoreland Altavista     Virginia Electric & Power
   Windpower Partners 1993         Southern California Edison
                                   Co. and Northern States
                                   Power Co.
   Windpower Partners 1994         Lower Colorado River
                                   Authority

   All of the electric energy generated by the EWGs through the Eligible Facilities is sold at wholesale within the United
   States, and no retail sales of electricity have been or will be made from such facilities.

13.Distribuidora de Gas Cuyana S.A. - Distribuidora de Gas
   Cuyana S.A. (Cuyana) is an Argentine sociedad anomina with its principal executive offices at Carlos Maria Della Paolera No. 299, Piso 27, Buenos Aires, Argentina. Cuyana filed its Form U-57 with the SEC to claim FUCO status on February 11, 1997. Cuyana's sole purpose is to own and operate facilities for the distribution of natural gas at retail within the provinces of Mendoza, San Juan and San Luis, in Argentina. Cuyana owns approximately 7,200 Km of network pipeline, but does not own any gas processing facilities or gas storage facilities.

14.Distribuidora de Gas del Centro S.A. - Distribuidora de Gas del Centro S.A. (Centro) is an Argentine sociedad anomina with its principal executive offices at Carlos Maria Della Paolera No. 299, Piso 27, Buenos Aires, Argentina. Centro filed its Form U-57 with the SEC to claim FUCO status on February 11, 1997. Centro's sole purpose is to own and operate facilities for the distribution of natural gas at retail within the provinces of Cordoba, Catamarca and La Rioja, in Argentina. Centro owns approximately 9,300 Km of network pipeline, but does not own any gas processing facilities or gas storage facilities.

b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.



                           - Page 13 -

1. Power Generation - Power Generation is a California limited partnership, the general partner of which is LG&E Power 23 Incorporated (Power 23), a California corporation, and the limited partner of which is LG&E Power Generation Limited Inc. (Generation Limited), a California corporation. The general and limited partners are wholly-owned subsidiaries of LG&E Power Operations Inc. (Power Operations), a California corporation that is a wholly owned subsidiary of LPI. Due to the inactive nature of Power Generation, Power 23 and Generation Limited have been dissolved.

2. Energy Marketing - Energy Marketing is a direct wholly-owned subsidiary of LG&E Power Inc., a Delaware corporation, which is a direct wholly-owned subsidiary of Capital Corp.

3. Westmoreland-LG&E Partners - WLP is a Virginia general partnership which is 50% owned by LG&E Roanoke Valley L.P. (Roanoke Valley), a California limited partnership. The general partner of Roanoke Valley is LG&E Power 16 Incorporated (Power 16), a California corporation. The limited partner of Roanoke Valley is LG&E Power Roanoke Incorporated (Power Roanoke), a California corporation. Both Power 16 and Power Roanoke are direct wholly-owned subsidiaries of Power Operations, which is a direct wholly-owned subsidiary of LPI.

4. Rensselaer - Rensselaer is a California general partnership, the general partners of which are LG&E Power 15 Incorporated (Power 15) and Westmoreland Rensselaer L.P., each of which was a 50% general partner. Power 15 is 50% owned by Energy Marketing and 50% owned by Power Operations. Westmoreland Rensselaer L.P. is an affiliate of Westmoreland Energy, Inc. In December 1997, Power 15 sold one half of its interest in Rensselaer to a third party. Westmoreland Rensselaer L.P. has a first right of refusal option with respect to the sale which has not expired as of the date of this filing.

5. Altavista - Altavista is a California general partnership, the general partners of which are LG&E Power 12 Incorporated (Power 12), LG&E Altavista L.P. and Westpower-Altavista L.P. Power 12 is a 45% general partner, LG&E Altavista L.P. is a 25% general partner, and Westpower-Altavista L.P. is a 30% general partner of Altavista. Power 12 is a direct wholly-owned subsidiary of Power Operations. LG&E Altavista Incorporated, a direct wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Altavista L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Altavista L.P. Westpower-Altavista L.P. is an affiliate of Westmoreland Energy, Inc.

6. Hopewell - Hopewell is a California general partnership, the general partners of which are LG&E Power 13 Incorporated (Power 13), LG&E Hopewell L.P. and Westpower-Hopewell L.P. Power 13 is a 45% general partner, LG&E Hopewell L.P. is a 25% general partner, and Westpower-Hopewell L.P. is a 30% general partner of Hopewell. Power 13 is a direct wholly-owned subsidiary of Power Operations. LG&E Hopewell Incorporated, a direct wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Hopewell L.P., and Fourfold Cogeneration Corporation, an affiliate

                           - Page 14 -
   of Chrysler Financial Corp. is an 80% limited partner of LG&E
   Hopewell L.P. Westpower-Hopewell L.P. is an affiliate of Westmoreland Energy, Inc.

7. Southampton - Southampton is a California general partnership, the general partners of which are LG&E Power 11 Incorporated (Power 11), LG&E Southampton L.P. and Westpower-
   Franklin L.P.   Power 11 is a 45% general partner, LG&E
   Southampton L.P. is a 25% general partner, and Westpower-Franklin L.P. is a 30% general partner of Southampton. Power 11 is a direct, wholly-owned subsidiary of Power Operations. LG&E Southampton Incorporated, a direct, wholly-owned subsidiary of Power Operations, is a 20% general partner of LG&E Southampton L.P., and Fourfold Cogeneration Corporation, an affiliate of Chrysler Financial Corp. is an 80% limited partner of LG&E Southampton L.P. Westpower-Franklin L.P. is an affiliate of Westmoreland Energy, Inc.

8. Tarifa - Tarifa is a Spanish sociedad anomina. LG&E Power Spain Inc. (Power Spain) owns 45.9% of the shares of Tarifa. Torreal S.A., a Spanish sociedad anomina, owns 23.4% of Tarifa's outstanding shares, and Inversiones Europa-Ineuropa, a Spanish sociedad anomina, also owns 23.4% of Tarifa. Nuienerg, S.A., a Spanish sociedad anomina, owns 7.3% of the shares of Tarifa. Power Spain is a direct, wholly-owned subsidiary of LG&E International Inc., which is a direct, wholly-owned subsidiary of Capital Corp.

9. Central Termica San Miguel de Tucuman, S.A. - San Miguel is an Argentinean sociedad anomina whose shares are one-third owned by each of (i) Sideco Americana, S.A., an Argentinean sociedad anomina, (ii) COE Development Corporation, a wholly-owned subsidiary of Charter Oak Energy, Inc., and (iii) LG&E Power Argentina I, Inc. (Power Argentina). Power Argentina is a direct, wholly-owned subsidiary of LG&E International Inc., which is a direct, wholly-owned subsidiary of Capital Corp. (The Company sold its interest in San Miguel on February 18, 1998.)

10.WPP93 - WPP93 is a Delaware limited partnership, the general partners of which are LG&E Power 21, Incorporated, a California corporation (Power 21), and USW WPP93GP, Inc., a Delaware corporation (WPP93GP), and the limited partners of which are USW WPP93, L.P., a Delaware limited partnership (USWLP), APF WPP93, L.P., a Delaware limited partnership (APFLP), and LG&E Power 21 L.P., a California limited partnership (LG&ELP). Power 21 is a .5% general partner, WPP93GP is a .5% general partner, USWLP is an approximate 25% limited partner, APFLP is an approximate 24.5% limited partner, and LG&ELP is a 49.5% limited partner. Power 21 is a direct wholly-owned subsidiary of Power Operations. LG&E Power 21 Wind Incorporated, a California corporation and a wholly-owned subsidiary of Power Operations, is a 99% limited partner in LG&ELP, and Power 21 is a 1% general partner in LG&ELP. APFLP and USWLP are affiliates of Kenetech Windpower Inc., a Delaware corporation (KWI). WPP93GP is a direct wholly-owned subsidiary of KWI. KWI is an affiliate of Kenetech Corporation.

11.WPP94 - WPP94 is a Delaware limited partnership, the general partners of which are LG&E Power 31 Incorporated, a California corporation (Power

                           - Page 15 -

   31), WPP94 G.P., Inc., a Delaware corporation (WPP94GP), and Quixx WPP94, Inc., a Texas corporation (QuixxWPP), and limited partners of which are KW WPP94, L.P., a Delaware limited partnership (KW), Quixx Corporation, a Texas corporation (Quixx), and LG&E Power 31, L.P., a California limited partnership (LG&E31LP). Power 31 is a .33% general partner, WPP94GP is a .34% general partner, KW is a 49.66% limited partner, Quixx is a 24.67% limited partner, and LG&E31LP is a 24.67% limited partner. Power 31 is a direct wholly-owned subsidiary of Power Operations. LG&E Power 31 Wind Incorporated, a California corporation and a wholly-owned subsidiary of Power Operations, is a 99% limited partner in LG&E31LP, and Power 31 is a 1% general partner in LG&E31LP. WPP94GP is a direct wholly-owned subsidiary of KWI. KW is an affiliate of Kenetech Corporation Inc., a Delaware corporation.

12.LPS - LPS is a California corporation and a direct, wholly-owned subsidiary of LPI.

13.Cuyana - Cuyana is an Argentine sociedad anomina. LII owns, directly and indirectly, 14.4% of the shares of Cuyana, through LII's ownership of 2.16% of the shares of Cuyana directly and an additional 12.24% indirect interest in Cuyana through LII's ownership of 24% of the shares of Inversora de Gas Cuyana S.A (Inversora Cuyana). Inversora Cuyana owns 51% of the shares of Cuyana. Directly, and in certain cases indirectly through Inversora Cuyana, the following entities also own the indicated aggregate percentages of the shares of
   Cuyana: Sideco Americana S.A., an Argentine sociedad anomina, 30.6%; Societa Italiana Per Il Gas Azione, an Italian sociedad anomina, 15%; Programa de Propiedad Participada, an Argentine employee stock ownership program, 10%; Provincia de Mendoza, an Argentine provincial subdivision, 10.23%; Banco de Mendoza, an Argentine bank, 9.88%; and Banco de Prevision Social, an Argentine bank, 9.88%. LII, which is a direct, wholly-owned subsidiary of Capital Corp., has transferred or will transfer its interests in Cuyana and Inversora Cuyana to LG&E Power Argentina III Inc., a direct, wholly-owned subsidiary of LII.

14.Centro - Centro is an Argentine sociedad anomina. LII owns, directly and indirectly, 45.9% of the shares of Centro, through LII's ownership of 7.65% of the shares of Centro directly and an additional 38.25% indirect interest in Centro through LII's ownership of 75% of the shares of Inversora de Gas del Centro S.A (Inversora Centro). Inversora Centro owns 51% of the shares of Centro. Directly, and in certain cases indirectly through Inversora Centro, the following entities also own the indicated aggregate percentages of the shares of Centro: Sideco Americana S.A., an Argentine sociedad anomina, 21.6%; Societa Italiana Per Il Gas Azione, an Italian sociedad anomina, 22.5%; and Programa de Propiedad Participada, an Argentine employee stock ownership program, 10%. LII, which is a direct, wholly-owned subsidiary of Capital Corp., has transferred or will transfer its interests in Centro and Inversora Centro to LG&E Power Argentina II Inc., a direct, wholly-owned subsidiary of LII.



                           - Page 16 -

An organizational chart showing the ownership of each EWG and the relationship of each EWG to the associate companies and the holding company system is included as Exhibit C hereto.

c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

1. Power Generation - Initial capitalization of $1,000.

2. Energy Marketing - Paid-in capital of $10,309,000.

3. Westmoreland-LG&E Partners - Paid-in capital (net of distributions received) of $5,079,000.

   In connection with the financing of various power projects equity funding commitments and construction guarantees have been provided in the past. The Company had no contingent construction and project performance guarantees at December 31, 1997.

   On September 5, 1997, Energy Systems and Gas Systems merged to form Capital Corp. At the same time, Capital Corp. implemented a $600 million commercial paper facility backed by new lines of credit totaling $700 million. The Company terminated the previous lines of credit which totaled $460 million.

   Capital Corp. had outstanding commercial paper of $360.2 million at December 31, 1997, at a weighted average interest rate of 5.79%. The net proceeds were used to repay a portion of the outstanding commercial paper. On February 6, 1998, Capital Corp. issued $150 million of medium-term notes. The outstanding commercial paper following the repayment totaled $199.3 million. LG&E Energy Corp., LG&E, and Capital Corp. had no other notes payable at December 31, 1997.

   At December 31, 1997, the Company had lines of credit in place totaling $900 million ($200 million for LG&E, and $700 million for Capital Corp.) for which it pays commitment or facility fees. The LG&E credit facility provides for short term borrowing and support of variable rate Pollution Control Bonds. The Capital Corp. facility provides for short term borrowing, letter of credit issuance, and support of commercial paper borrowings. Unused capacity under these lines totaled $481.7 million after considering the commercial paper support and approximately $58.1 million in letters of credit securing on- and off-balance sheet commitments. The credit lines will expire at various times from 1998 through 2002. Management expects to renegotiate the lines when they expire.

   The lenders under the credit facilities, commercial paper program, and medium term notes for Capital Corp. are entitled to the benefits of Sup

                           - Page 17 -
   port Agreements with LG&E Energy Corp.  The Support
   Agreements state, in substance, that LG&E Energy Corp. will provide Capital Corp. with the necessary funds and financial support to meet their obligations under the credit facilities, commercial paper program, and medium term notes.

4. Rensselaer - Paid-in capital (net of distributions received) of $(2,840,000).

5. Altavista - Paid-in capital (net of distributions received) of $(2,441,000).

6. Hopewell - Paid-in capital (net of distributions received) of $(2,890,000).

7. Southampton - Paid-in capital (net of distributions received) of $9,535,000.

8. Tarifa - Paid-in capital of (net of distributions received) of $5,653,000.

9. San Miguel - Paid-in capital (net of distributions received) of $15,792,000.

10.WPP93 - Paid-in capital (net of distributions received) of $18,883,000.

11.WPP94 - Paid-in capital (net of distributions received) of $5,579,000.

12.LG&E Power Services - Paid-in capital of $2,000.

13.Distribuidora de Gas Cuyana - Paid-in capital (net of distributions received) of $41,943,000.

14.Distribuidora de Gas del Centro - Paid-in capital (net of minority interest) of $76,751,000.

d) Capitalization and earnings of the EWG or foreign utility company during the reporting period.

1. Power Generation

   Initial capitalization of $1,000; no earnings.

2. Energy Marketing

   The following sets forth Power Energy Marketing's capitalization and earnings:

   Capitalization              $21,367,000
   Earnings (loss) after tax    (18,817,000)



                           - Page 18 -

3. Westmoreland-LG&E Partners

   The following sets forth capitalization and earnings related to the 50% ownership of WLP attributable to Roanoke Valley:

   Capitalization             $28,462,000
   Earnings (loss)              8,726,000

4. Rensselaer

   The following sets forth capitalization and earnings related to the 1997 50% ownership of Rensselaer attributable to Power
   15:

   Capitalization              $4,742,000
   Earnings (loss)              2,665,000

5. Altavista

   The following sets forth capitalization and earnings related to the 50% ownership of Altavista attributable to Power 12 and LG&E Altavista Incorporated:

   Capitalization             $12,734,000
   Earnings (loss)              3,038,000

6. Hopewell

   The following sets forth capitalization and earnings related to the 50% ownership of Hopewell attributable to Power 13 and LG&E Hopewell Incorporated:

   Capitalization             $11,493,000
   Earnings (loss)              3,300,000

7. Southampton

   The following sets forth capitalization and earnings related to the 50% ownership of Southampton attributable to Power 11 and LG&E Southampton Incorporated:

   Capitalization             $16,841,000
   Earnings (loss)              2,084,000

8. Tarifa

   The following sets forth capitalization and earnings related to the 45.9% ownership of Tarifa attributable to Power Spain:

   Capitalization              $5,642,000
   Earnings (loss)                204,000



                           - Page 19 -

9. San Miguel

   The following sets forth capitalization and earnings related to the 33.3% ownership of San Miguel attributable to Power
   Argentina:

   Capitalization             $16,536,000
   Earnings (loss)                (148,000)

10.WPP93

   The following sets forth capitalization and earnings related to the 50% ownership of WPP93 attributable to LG&E Power 21
   Incorporated and LG&E Power 21 Wind Incorporated:

   Capitalization             $22,198,000
   Earnings (loss)                 (568,000)

11.WPP94

   The following sets forth capitalization and earnings related to the 25% ownership of WPP94 attributable to LG&E Power 31
   Incorporated and LG&E Power 31 Wind Incorporated:

   Capitalization              $4,251,000
   Earnings (loss)                (745,000)

12.LG&E Power Services

   The following sets forth LG&E Power Services' capitalization and earnings:

   Capitalization               $6,390,000
   Earnings (loss) after tax     1,632,000

13.Distribuidora de Gas Cuyana

   The following sets forth capitalization and earnings related to the 14.4% ownership of Cuyana attributable, directly and indirectly, to LII:

   Capitalization              $45,377,000
   Earnings (loss)               2,411,000

14.Distribuidora de Gas del Centro

   The following sets forth Centro's capitalization and earnings related to the 45.9% ownership of Centro attributable, directly and indirectly, to LII:

   Capitalization              $93,499,000
   Earnings (loss) after tax
   and minority interest         7,713,000



                           - Page 20 -

e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

1. Power Generation - None.

2. Energy Marketing - The following contracts exist between
   Energy Marketing (formerly Power Marketing and Natural
   Marketing) and system companies:

a) In May 1994, Energy Marketing entered into an Electricity Brokerage Agreement and a Dispatching Services Agreement with the Company's public utility subsidiary, LG&E. Under the terms of the Electricity Brokerage Agreement, Energy Marketing is obligated to use its reasonable best efforts to broker excess power generated by LG&E for off-system sales and broker power LG&E desires to purchase, for no charge, at such times as LG&E requests such services. However, LG&E has no obligation under the Agreement to permit Energy Marketing to broker its power.

b) Under the terms of the Dispatching Services Agreement, (which was amended in November 1995), LG&E performed during 1996, on a nonexclusive basis, power dispatching and scheduling services, short-term marketing, accounting of power movement and transmission coordination service for the benefit of power marketing. LG&E is not obligated to secure generators, purchasers or sellers of power, or to perform any wheeling or transmission services for Energy Marketing. LG&E's obligation to provide these services is also qualified by 1) its prior right to use its facilities to serve its native-load customers or other persons or entities pursuant to any agreements existing prior to the execution of the Dispatching Services Agreement, 2) any capacity restraints imposed on its dispatching facilities, and 3) regulatory impediments. Further, LG&E has no obligation to expand its existing facilities to perform the services described above, and the non-exclusive nature of the agreement permits LG&E to provide similar services for any other persons or entities. Energy Marketing paid a fee for such services based upon a formula designed to ensure that LG&E is reimbursed its cost of providing the services, plus 10%. Although the agreement remains in effect, Energy Marketing has elected not to purchase these services from LG&E after December 31, 1996.

c) Various departments within LPI, including Legal and Finance, perform services for Energy Marketing from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

3. Westmoreland-LG&E Partners - The following contracts exist between WLP and system companies related to the ROVA I and ROVA II facilities:

a) LPS has performed and will perform operational activities for the facilities pursuant to that certain Amended and Restated Facility Operating Agreement dated as of December 1, 1993, between WLP and LPS (as successor to UC Operating Services) (the Operating Contract). LPS is a wholly-owned subsidiary of LPI. Under the terms of the Operating Contract, LPS

                           - Page 21 -
   receives a separate management fee for each of ROVA I and ROVA II, each of which is adjusted annually for inflation, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, LPS receives a fixed fee under the agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

b) LG&E Power Operations Inc. (LPO) has performed and will perform certain venture management services for WLP pursuant to that Amended and Restated Venture Management Agreement dated as of December 1, 1993 (the Venture Management Agreement) between LPO, Westmoreland Energy, Inc. (WEI) and WLP. LPO is a wholly owned subsidiary of LPI.

   Under the terms of the Venture Management Agreement, WLP pays to LPO and WEI a fixed operational venture management fee, which will be a yearly estimate of the costs of approved services and expenses of performing such services, including wages and salaries, overhead and general administrative costs, and materials, supplies and administrative costs.

   LPO also performs accounting services for WLP on a time and materials reimbursement basis, pursuant to the Venture
   Management Agreement. LPO subcontracts those accounting services to LPI's Venture Accounting Department.

c) Various departments within LPI, including Legal and Finance, perform services to WLP from time to time, on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

4. Rensselaer - The following contracts exist between Rensselaer and system companies related to the Rensselaer facility:

a) Under the Amended and Restated Facility Operating Agreement, dated June 15, 1992, between LPS (as successor to UC Operating Services) and Rensselaer, Rensselaer pays to LPS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Rensselaer pays to LPS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.


                           - Page 22 -

b) LPO performs various venture management services for Rensselaer pursuant to the Amended and Restated Venture Management Agreement dated August 20, 1995 (the Venture Management Agreement) between LPO, Westmoreland Energy, Inc. and Rensselaer. Under the terms of the Venture Management Agreement, Rensselaer pays to LPO and WEI a fixed operational venture management fee, which will be a yearly estimate of the costs of approved services and expenses of performing such services, including wages and salaries, overhead and general administrative costs.

   LPO also performs accounting services for Rensselaer on a time and materials basis pursuant to the Venture Management
   Agreement. LPO subcontracts those accounting services to LPI's Venture Accounting Department.

c) Various departments within LPI, including Legal and Finance, perform services for Rensselaer from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

5. Altavista - The following contracts exist between Altavista and system companies related to the Altavista facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPS and Altavista, Altavista pays to LPS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimburse ment of certain direct materials and service costs, Altavista pays to LPS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

   LPS also performs accounting services for Altavista on a time and materials basis pursuant to the Facility Operating
   Agreement. LPS subcontracts those accounting services to LPI's Venture Accounting Department.

b) LPO performs various venture management services for Altavista which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Altavista from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

6. Hopewell - The following contracts exist between Hopewell and system companies related to the Hopewell facility:



                           - Page 23 -

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPS and Hopewell, Hopewell pays to LPS a manage ment fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimbursement of certain direct materials and service costs, Hopewell pays to LPS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

   LPS also performs accounting services for Hopewell on a time and materials basis pursuant to the Facility Operating
   Agreement. LPS subcontracts those accounting services to LPI's Venture Accounting Department.

b) LPO performs various venture management services for Hopewell which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.

c) Various departments within LPI, including Legal and Finance, perform services for Hopewell from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

7. Southampton - The following contracts exist between Southampton and system companies related to the Southampton facility:

a) Under a Facility Operating Agreement, dated September 29, 1989, between LPS and Southampton, Southampton pays to LPS a management fee for the provision of such operational activities, as well as reimbursement of certain reasonable costs and expenses. Specifically, in addition to reimburse ment of certain direct materials and service costs, Southampton pays to LPS a fee under each agreement in an amount equal to a percentage of the total amount reimbursable for: (i) wages, salaries and bonuses paid for wages and salaries, plus a percentage of such compensation for the cost of payroll insurance, taxes, holidays, vacation, etc., with such amount to be adjusted each year during the 25 year term of the agreement to reflect statutory and other actual changes in employee benefits or the cost thereof; and (ii) a specified percentage of the amount reimbursable under (i) above.

   LPS also performs accounting services for Southampton on a time and materials basis pursuant to the Facility Operating
   Agreement. LPS subcontracts those accounting services to LPI's Venture Accounting Department.

b) LPO performs various venture management services for Southampton which have been compensated by the payment of a lump sum which covers payment for services for the life of the project.



                           - Page 24 -

c) Various departments within LPI, including Legal and Finance, perform services for Southampton from time to time on a time and materials reimbursement basis for selected tasks which are not provided pursuant to the agreements described above.

8. Tarifa - None.

9. San Miguel - LG&E Power Engineers and Constructors Inc. (E&C) has performed design and related engineering services for San Miguel pursuant to that certain Agreement by and between San Miguel and E&C, dated January 16, 1995. E&C was paid a fixed priced fee for preliminary services, plus compensation based on time and materials. E&C was also reimbursed for all reasonable "out-of-pocket" expenses incurred and arising out
   of or in connection with the services performed.   For final
   phase services, E&C was paid a fixed priced fee.

10.WPP93 - LPS has performed and will perform operational activities for the facilities of WPP93 pursuant to a Facility Operating Agreement dated September 27, 1996, as amended, between LPS and WPP93. (the WPP93 Operating Contract). LPS is a wholly-owned subsidiary of LPI. Under the terms of the WPP93 Operating Contract, LPS receives a separate operating fee for each facility of WPP93, which are adjusted annually for inflation.

11.WPP94 - LPS has performed and will perform operational activities for the facility of WPP94 pursuant to a Facility Operating Agreement dated September 27, 1996, as amended, between LPS and WPP94. (the WPP94 Operating Contract). LPS is a wholly-owned subsidiary of LPI. Under the terms of the WPP94 Operating Contract, LPS receives a separate operating fee for the facility of WPP94, which is adjusted annually for inflation.

12.LPS - LPS has performed and will perform operational activities for six Eligible Facilities, as defined in the Energy Policy Act of 1992, in which the Company has an indirect 50% ownership interest. LPS has also performed and will perform operational activities for two Eligible
   Facilities in which the Company has an indirect 25% interest.

a) As discussed previously, LPS performs operational activities for and receives fees from Westmoreland-LG&E Partners, Rensselaer, Southampton, Hopewell, and Altavista pursuant to separate Facility Operating Agreements. See Sections 3(a), 4(a), 5(a), 6(a) and 7(a) under this Item 4(e) for a discussion of such Facility Operating Agreements.

13.Cuyana - None.

14.Centro - None.


                           - Page 25 -

The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 27th day of February, 1998.


                             LG&E ENERGY CORP.


                             By:  /s/ S. Bradford Rives
                                  S. Bradford Rives
                                  Vice President - Finance and
                                  Controller


CORPORATE SEAL

Attest:



/s/ John R. McCall
John R. McCall
Executive Vice President,
General Counsel and Corporate Secretary

Name, title and address of officer to whom notices and correspondence concerning this statement should be addressed:


John R. McCall
Executive Vice President, General Counsel and Corporate Secretary
LG&E Energy Corp.
220 West Main Street
Louisville, Kentucky 40202


                           - Page 26 -

LG&E ENERGY CORP.                                  Exhibit A
Subsidiaries Holding the Company's
Interests in EWGs
December 31, 1997

The following subsidiaries hold the Company's ownership interests in Exempt Wholesale Generators. These subsidiaries have the notation "(EWG)" above their names in the financial statements included in this exhibit.

Subsidiary Name               Description

LG&E Energy Marketing Inc.    An EWG which is wholly-owned by
                              LG&E Power Inc., an indirect wholly-
                              owned subsidiary of LG&E Energy
                              Corp.

LG&E Power 23 Incorporated    The sole general partner of LG&E
                              Power Generation, L.P., an EWG.
                              Dissolved.

LG&E Power Generation         The sole limited partner of LG&E
Limited Inc.                  Power Generation, L.P., an EWG.
                              Dissolved.

LG&E Power 16 Incorporated    The sole general partner of LG&E -
                              Roanoke Valley, L.P., a general
                              partner of Westmoreland - LG&E
                              Partners, an EWG.

LG&E Power Roanoke            The sole limited partner of LG&E -
Incorporated                  Roanoke Valley, L.P., a general
                              partner of Westmoreland - LG&E
                              Partners, an EWG.

LG&E Power 15 Incorporated    Owns 25% interest of LG&E
                              Westmoreland-Rensselaer, a
                              California general partnership, an
                              EWG.  This reflects the December
                              1997 sale referred to in Items 4
                              and 5.

LG&E Power 21 Incorporated    The sole general partner of
                              Windpower Partners 1993, L.P., a
                              Delaware limited partnership, an
                              EWG.

LG&E Power 31 Incorporated    The sole general partner of
                              Windpower Partners 1994, L.P., a
                              Delaware limited partnership, an
                              EWG.

LG&E Power 12 Incorporated    A 45% general partner of LG&E-
                              Westmoreland Altavista, a
                              California general partnership, an
                              EWG.

LG&E Altavista Incorporated   A 20% general partner of LG&E
                              Altavista L.P., a California
                              limited partnership which is a 25%
                              general partner of LG&E-
                              Westmoreland Altavista, a
                              California general partnership, an
                              EWG.


                           - Page 27 -

LG&E Power 13 Incorporated    A 45% general partner of LG&E-
                              Westmoreland Hopewell, a California
                              general partnership, an EWG.

LG&E Hopewell Incorporated    A 20% general partner of LG&E
                              Hopewell L.P., a California limited
                              partnership which is a 25% general
                              partner of LG&E- Westmoreland
                              Hopewell, a California general
                              partnership, an EWG.

LG&E Power 11 Incorporated    A 45% general partner of LG&E-
                              Westmoreland Southampton, a
                              California general partnership, an
                              EWG.

LG&E Southampton              A 20% general partner of LG&E South-
Incorporated                  ampton L.P., a California limited
                              partnership which is a 25% general
                              partner of LG&E-Westmoreland
                              Southampton, a California general
                              partnership, an EWG.

LG&E Power Spain Inc.         Owns 44% of the outstanding common
                              stock of KW Tarifa, S.A., a Spanish
                              sociedad anomina, a foreign utility
                              company.

LG&E Power Argentina I, Inc.  Owns 33% of the outstanding common stock of Central Termica San Miguel
                              De Tucuman, S.A., an Argentinean
                              sociedad anomina, a foreign utility
                              company.

LG&E Power Services Inc.      An EWG which is wholly-owned by
                              LG&E Power Inc., an indirect wholly-
                              owned subsidiary of LG&E Energy
                              Corp.

LG&E Power Argentina II Inc.  Owns, directly or indirectly, 45.9%
                              of the outstanding common stock of
                              Distribuidora de Gas del Centro,
                              S.A., an Argentinean sociedad
                              anomina, a foreign utility company.

LG&E Power Argentina III Inc. Owns, directly or indirectly, 14.4%
                              of the outstanding common stock of
                              Distribuidora de Gas Cuyana, S.A.,
                              an Argentinean sociedad anomina, a
                              foreign utility company.


                           - Page 28 -

LG&E ENERGY CORP.                                                                        Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997


                                                                                  LG&E       LG&E
                                                                               Capital     Energy
                                               Totals      Adj's       LG&E      Corp.      Corp.
CURRENT ASSETS:
Cash and temporary investments                 104,366                50,472     56,539     (2,645)
Marketable securities                           22,300                19,311      2,989
Accounts receivable (net)                      521,166               123,856    396,920        390
Materials and supplies:
  Fuel                                          17,651                17,651          0
  Gas stored underground                        49,396                41,487      7,909
  Other                                         31,866                31,866          0
Price risk management assets                   120,341                          120,341
Prepayments and other                           10,599                 2,627      7,668        304
  Total current assets                         877,685          0    287,270    592,366     (1,951)

UTILITY PLANT:
Electric                                     2,279,893             2,279,893          0
Gas                                            350,393               350,393          0
Common                                         148,948               148,948          0
  Original cost                              2,779,234          0  2,779,234          0          0
Acc depreciation                             1,072,842             1,072,842          0
  Net utility plant                          1,706,392          0  1,706,392          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                      168,276                          168,276
Investments in subsidiaries                          0   (864,212)                    0    864,212
Non-utility property and plant, net            421,486                          420,043      1,443
Price risk management assets                    44,240                           44,240
Other                                           24,743                 1,365     23,378
  Total other prop and investments             658,745   (864,212)     1,365    655,937    865,655

DEFERRED DEBITS:
Regulatory assets                               24,899                24,899          0
Goodwill, net                                   44,420                           44,420
Other                                           54,250                34,699      3,394     16,157
  Total deferred debits                        123,569          0     59,598     47,814     16,157
    Total assets                             3,366,391   (864,212) 2,054,625  1,296,117    879,861

LG&E ENERGY CORP.                                                                        Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997


                                                                                  LG&E       LG&E
                                                                               Capital     Energy
                                               Totals      Adj's       LG&E      Corp.      Corp.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                  20,000                20,000          0
Notes payable                                  360,184                          360,184
Accounts payable                               449,230                92,920    357,725     (1,415)
Trimble County settlement                       13,248                13,248          0
Dividends payable                               19,792                                0     19,792
Accrued taxes                                   12,262                18,723      2,284     (8,745)
Accrued interest                                 8,035                 8,016         19
Intercompany accounts                                0                27,043    (49,105)    22,062
Price risk management liabilities              131,107                          131,107
Other                                           44,877                14,608     25,310      4,959
  Total current liabilities                  1,058,735          0    194,558    827,524     36,653

LONG-TERM DEBT:
First mortgage bonds                           664,339               626,800     37,539
Unamortized premium                                  0                                0
  Total debt                                   664,339          0    626,800     37,539          0

DEFERRED CREDITS:
Accum deferred income taxes                    327,343               249,851     77,187        305
ITC, in process of amortization                 75,800                75,800          0
Acc prov for pensions                           43,883                39,675          0      4,208
Cust advances for construction                  10,385                10,385          0
Regulatory liability                            65,502                65,502          0
Price risk management liabilities               23,803                           23,803
Other                                           57,191                13,400     40,168      3,623
  Total deferred credits                       603,907          0    454,613    141,158      8,136

MINORITY INTERESTS                             105,985                          105,985

CUMULATIVE PREFERRED STOCK                      98,353                95,328      3,025

CAPITALIZATION:
Common stock                                   470,136   (596,032)   425,170    170,862    470,136
Common stock expense                            (1,285)       836       (836)         0     (1,285)
Additional paid-in capital                           0                                0
Unreal loss on marketable securities               217       (217)        82        135        217
Retained earnings                              366,004   (268,799)   258,910      9,889    366,004
  Total common equity                          835,072   (864,212)   683,326    180,886    835,072
    Total capital and liabilities            3,366,391   (864,212) 2,054,625  1,296,117    879,861

LG&E ENERGY CORP.                                                                        Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997


                                                                                  LG&E       LG&E
                                                                               Capital     Energy
                                               Totals      Adj's       LG&E      Corp.      Corp.
REVENUES:
Energy marketing and trading                 3,266,811                        3,266,811
Electric utility                               615,159               615,159          0
Gas utility                                    231,011               231,011          0
Other                                          150,839                          150,839
  Total revenues                             4,263,820          0    846,170  3,417,650          0

COST OF REVENUES:
Energy marketing and trading                 3,245,234                        3,245,234
Fuel and power purchased                       166,692               166,692          0
Gas supply expenses                            158,929               158,929          0
Other                                           84,873                           84,873
  Total cost of revenues                     3,655,728          0    325,621  3,330,107          0

Gross profit                                   608,092          0    520,549     87,543          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                  40,012                           40,012
  Utility                                      214,635               214,635          0
  Argentine distribution and other              49,562                           33,210     16,352
Depreciation and amortization                  115,736                93,020     22,252        464
Non-recurring charges                           (1,342)                          (1,342)
  Total operating expenses                     418,603          0    307,655     94,132     16,816

Equity in earnings                              21,014   (103,805)               21,014    103,805

OPERATING INCOME                               210,503   (103,805)   212,894     14,425     86,989

Interco chargebacks                                  0                           (1,084)     1,084

Other income and deductions                     15,476     (1,050)     5,662     10,837         27
Interco int income (expense)                         0                              111       (111)
Interest charges, minority interests,
  and preferred dividends                       72,900                43,775     29,125

INCOME BEFORE INCOME TAXES                     153,079   (104,855)   174,781     (4,836)    87,989

Income taxes                                    55,262       (360)    66,093         47    (10,518)

NET INCOME                                      97,817   (104,495)   108,688     (4,883)    98,507

LG&E ENERGY CORP.                                                                        Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997


                                                                                  LG&E       LG&E
                                                                               Capital     Energy
                                               Totals      Adj's       LG&E      Corp.      Corp.
Beginning retained earnings                    345,994   (242,304)   209,222     33,772    345,304

Net income                                      97,817   (104,495)   108,688     (4,883)    98,507

Dividends                                      (77,807)    78,000    (59,000)   (19,000)   (77,807)

Other                                                0                                0

Ending retained earnings                       366,004   (268,799)   258,910      9,889    366,004

LG&E CAPITAL CORP.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1997

                                                                                                        LG&E
                                                                       LG&E       LG&E                Inter-     Totals
                                                                    Capital      Power   Enertech   national       From
                                               Totals      Adj's      Corp.       Inc.       Inc.       Inc.     Part 2
CURRENT ASSETS:
Cash and temporary investments                  56,539                10,635     15,101         75     30,650         78
Marketable securities                            2,989                 2,989          0                     0          0
Accounts receivable (net)                      396,920                          373,011        875     22,594        440
Materials and supplies:
  Fuel                                               0                                0                     0          0
  Gas stored underground                         7,909                            7,292                   617          0
  Other                                              0                                0                     0          0
Price risk management assets                   120,341                          120,341                     0          0
Prepayments and other                            7,668                            7,609         12          9         38
  Total current assets                         592,366          0     13,624    523,354        962     53,870        556

UTILITY PLANT:
Electric                                             0                                0                     0          0
Gas                                                  0                                0                     0          0
Common                                               0                                0                     0          0
  Original cost                                      0          0          0          0          0          0          0
Acc depreciation                                     0                                0                     0          0
  Net utility plant                                  0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                      168,276                          100,721                67,555          0
Investments in subsidiaries                          0   (284,225)   284,225          0                     0          0
Non-utility property and plant, net            420,043                          182,677         42    237,210        114
Price risk management assets                    44,240                           44,240                     0          0
Other                                           23,378                   503     19,078                 3,797          0
  Total other prop and investments             655,937   (284,225)   284,728    346,716         42    308,562        114

DEFERRED DEBITS:
Regulatory assets                                    0                                0                     0          0
Goodwill, net                                   44,420                           44,420                     0          0
Other                                            3,394                            1,134                 2,260          0
  Total deferred debits                         47,814          0          0     45,554          0      2,260          0
    Total assets                             1,296,117   (284,225)   298,352    915,624      1,004    364,692        670

LG&E CAPITAL CORP.                                                                                             Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1997

                                                                                                        LG&E
                                                                       LG&E       LG&E                Inter-     Totals
                                                                    Capital      Power   Enertech   national       From
                                               Totals      Adj's      Corp.       Inc.       Inc.       Inc.     Part 2
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0                                0                     0          0
Notes payable                                  360,184               360,184          0                     0          0
Accounts payable                               357,725                    14    345,519        734     11,458          0
Trimble County settlement                            0                                0                     0          0
Dividends payable                                    0                                0                     0          0
Accrued taxes                                    2,284                   475     (9,010)        71     10,755         (7)
Accrued interest                                    19                    19          0                     0          0
Intercompany accounts                          (49,105)             (243,639)    45,706        675    145,976      2,177
Price risk management liabilities              131,107                          131,107                     0          0
Other                                           25,310                   500     21,468                 3,056        286
  Total current liabilities                    827,524          0    117,553    534,790      1,480    171,245      2,456

LONG-TERM DEBT:
First mortgage bonds                            37,539                                0                37,539          0
Unamortized premium                                  0                                0                     0          0
  Total debt                                    37,539          0          0          0          0     37,539          0

DEFERRED CREDITS:
Accum deferred income taxes                     77,187                   (85)    60,387         (1)    16,892         (6)
ITC, in process of amortization                      0                                0                     0          0
Acc prov for pensions                                0                                0                     0          0
Cust advances for construction                       0                                0                     0          0
Regulatory liability                                 0                                0                     0          0
Price risk management liabilities               23,803                           23,803                     0          0
Other                                           40,168                           37,246                 2,922          0
  Total deferred credits                       141,158          0        (85)   121,436         (1)    19,814         (6)

MINORITY INTERESTS                             105,985                                0               105,985          0

CUMULATIVE PREFERRED STOCK                       3,025                                0                 3,025          0

CAPITALIZATION:
Common stock                                   170,862               170,862          0                     0          0
Common stock expense                                 0                                0                     0          0
Additional paid-in capital                           0   (256,116)              231,634                24,462         20
Unreal loss on marketable securities               135                   135          0                     0          0
Retained earnings                                9,889    (28,109)     9,887     27,764       (475)     2,622     (1,800)
  Total common equity                          180,886   (284,225)   180,884    259,398       (475)    27,084     (1,780)
    Total capital and liabilities            1,296,117   (284,225)   298,352    915,624      1,004    364,692        670

LG&E CAPITAL CORP.                                                                                             Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1997

                                                                                                        LG&E
                                                                       LG&E       LG&E                Inter-     Totals
                                                                    Capital      Power   Enertech   national       From
                                               Totals      Adj's      Corp.       Inc.       Inc.       Inc.     Part 2
REVENUES:
Energy marketing and trading                 3,266,811                        3,266,811                     0          0
Electric utility                                     0                                0                     0          0
Gas utility                                          0                                0                     0          0
Other                                          150,839                           19,622      1,642    127,182      2,393
  Total revenues                             3,417,650          0          0  3,286,433      1,642    127,182      2,393

COST OF REVENUES:
Energy marketing and trading                 3,245,234                        3,245,234                     0          0
Fuel and power purchased                             0                                0                     0          0
Gas supply expenses                                  0                                0                     0          0
Other                                           84,873                           13,353      1,074     70,104        342
  Total cost of revenues                     3,330,107          0          0  3,258,587      1,074     70,104        342

Gross profit                                    87,543          0          0     27,846        568     57,078      2,051

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                  40,012                           40,012                     0          0
  Utility                                            0                                0                     0          0
  Argentine distribution and other              33,210                 1,239      5,199        737     22,470      3,565
Depreciation and amortization                   22,252                    38     14,420         18      7,748         28
Non-recurring charges                           (1,342)                          (1,342)                    0          0
  Total operating expenses                      94,132          0      1,277     58,289        755     30,218      3,593

Equity in earnings                              21,014      3,672     (3,672)    18,547                 2,467          0

OPERATING INCOME                                14,425      3,672     (4,949)   (11,896)      (187)    29,327     (1,542)

Interco chargebacks                             (1,084)                7,216     (8,300)                    0          0

Other income and deductions                     10,837                 1,816      7,563                 1,458          0
Interco int income (expense)                       111                 7,111        201                (7,201)         0
Interest charges, minority interests,
  and preferred dividends                       29,125                16,819          0                12,306          0

INCOME BEFORE INCOME TAXES                      (4,836)     3,672     (5,625)   (12,432)      (187)    11,278     (1,542)

Income taxes                                        47                  (742)    (5,573)       (65)     6,965       (538)

NET INCOME                                      (4,883)     3,672     (4,883)    (6,859)      (122)     4,313     (1,004)

LG&E CAPITAL CORP.                                                                                             Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1997

                                                                                                        LG&E
                                                                       LG&E       LG&E                Inter-     Totals
                                                                    Capital      Power   Enertech   national       From
                                               Totals      Adj's      Corp.       Inc.       Inc.       Inc.     Part 2
Beginning retained earnings                     33,772    (31,781)    33,770     34,623       (353)    (1,691)      (796)

Net income                                      (4,883)     3,672     (4,883)    (6,859)      (122)     4,313     (1,004)

Dividends                                      (19,000)              (19,000)         0                     0          0

Other                                                0                                0                     0          0

Ending retained earnings                         9,889    (28,109)     9,887     27,764       (475)     2,622     (1,800)

LG&E CAPITAL CORP.                                                 Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1997


                                                       LG&E Home       LG&E
                                                        Services     Credit
                                               Totals       Inc.      Corp.
CURRENT ASSETS:
Cash and temporary investments                      78         58         20
Marketable securities                                0
Accounts receivable (net)                          440        181        259
Materials and supplies:
  Fuel                                               0
  Gas stored underground                             0
  Other                                              0
Price risk management assets                         0
Prepayments and other                               38         38
  Total current assets                             556        277        279

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                          0
Non-utility property and plant, net                114        114
Price risk management assets                         0
Other                                                0
  Total other prop and investments                 114        114          0

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0
    Total assets                                   670        391        279

LG&E CAPITAL CORP.                                                 Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1997


                                                       LG&E Home       LG&E
                                                        Services     Credit
                                               Totals       Inc.      Corp.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                     0
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                       (7)        23        (30)
Accrued interest                                     0
Intercompany accounts                            2,177      1,832        345
Price risk management liabilities                    0
Other                                              286        286
  Total current liabilities                      2,456      2,141        315

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                         (6)        (6)
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                                0
  Total deferred credits                            (6)        (6)         0

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         0
Common stock expense                                 0
Additional paid-in capital                          20                    20
Unreal loss on marketable securities                 0
Retained earnings                               (1,800)    (1,744)       (56)
  Total common equity                           (1,780)    (1,744)       (36)
    Total capital and liabilities                  670        391        279

LG&E CAPITAL CORP.                                                 Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1997


                                                       LG&E Home       LG&E
                                                        Services     Credit
                                               Totals       Inc.      Corp.
REVENUES:
Energy marketing and trading                         0
Electric utility                                     0
Gas utility                                          0
Other                                            2,393      2,393
  Total revenues                                 2,393      2,393          0

COST OF REVENUES:
Energy marketing and trading                         0
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                              342        342
  Total cost of revenues                           342        342          0

Gross profit                                     2,051      2,051          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0
  Utility                                            0
  Argentine distribution and other               3,565      3,479         86
Depreciation and amortization                       28         28
Non-recurring charges                                0
  Total operating expenses                       3,593      3,507         86

Equity in earnings                                   0

OPERATING INCOME                                (1,542)    (1,456)       (86)

Interco chargebacks                                  0

Other income and deductions                          0
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                      (1,542)    (1,456)       (86)

Income taxes                                      (538)      (508)       (30)

NET INCOME                                      (1,004)      (948)       (56)

LG&E CAPITAL CORP.                                                 Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1997


                                                       LG&E Home       LG&E
                                                        Services     Credit
                                               Totals       Inc.      Corp.
Beginning retained earnings                       (796)      (796)         0

Net income                                      (1,004)      (948)       (56)

Dividends                                            0

Other                                                0

Ending retained earnings                        (1,800)    (1,744)       (56)

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1997


                                                                       LG&E         HD     Totals     Totals     Totals
                                                                      Power     Energy       From       From       From
                                               Totals      Adj's       Inc.      Corp.     Part 2     Part 3     Part 4
CURRENT ASSETS:
Cash and temporary investments                  15,101                 2,506          0      1,807        610     10,178
Marketable securities                                0                                0          0          0          0
Accounts receivable (net)                      373,011                     4          0     28,824     12,870    331,313
Materials and supplies:
  Fuel                                               0                                0          0          0          0
  Gas stored underground                         7,292                                0         11      1,599      5,682
  Other                                              0                                0          0          0          0
Price risk management assets                   120,341                                0        634          0    119,707
Prepayments and other                            7,609                   393          0          4        588      6,624
  Total current assets                         523,354          0      2,903          0     31,280     15,667    473,504

UTILITY PLANT:
Electric                                             0                                0          0          0          0
Gas                                                  0                                0          0          0          0
Common                                               0                                0          0          0          0
  Original cost                                      0          0          0          0          0          0          0
Acc depreciation                                     0                                0          0          0          0
  Net utility plant                                  0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                      100,721                                0          0          0    100,721
Investments in subsidiaries                          0   (279,640)   267,555          0        108       (109)    12,086
Non-utility property and plant, net            182,677                   520          0     20,247    152,855      9,055
Price risk management assets                    44,240                                0        707          0     43,533
Other                                           19,078                 1,027          0        878         (4)    17,177
  Total other prop and investments             346,716   (279,640)   269,102          0     21,940    152,742    182,572

DEFERRED DEBITS:
Regulatory assets                                    0                                0          0          0          0
Goodwill, net                                   44,420                30,745          0          0          0     13,675
Other                                            1,134                   151          0          0          0        983
  Total deferred debits                         45,554          0     30,896          0          0          0     14,658
    Total assets                               915,624   (279,640)   302,901          0     53,220    168,409    670,734

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1997


                                                                       LG&E         HD     Totals     Totals     Totals
                                                                      Power     Energy       From       From       From
                                               Totals      Adj's       Inc.      Corp.     Part 2     Part 3     Part 4
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0                                0          0          0          0
Notes payable                                        0                                0          0          0          0
Accounts payable                               345,519      2,296      2,728          0     24,561     11,734    304,200
Trimble County settlement                            0                                0          0          0          0
Dividends payable                                    0                                0          0          0          0
Accrued taxes                                   (9,010)                1,493          0     (1,470)       (35)    (8,998)
Accrued interest                                     0                                0          0          0          0
Intercompany accounts                           45,706       (191)   (41,689)    (1,643)    24,987     26,314     37,928
Price risk management liabilities              131,107                 1,106          0     13,944          0    116,057
Other                                           21,468                 3,836          0          0          0     17,632
  Total current liabilities                    534,790      2,105    (32,526)    (1,643)    62,022     38,013    466,819

LONG-TERM DEBT:
First mortgage bonds                                 0                                0          0          0          0
Unamortized premium                                  0                                0          0          0          0
  Total debt                                         0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                     60,387                27,736          0          0          0     32,651
ITC, in process of amortization                      0                                0          0          0          0
Acc prov for pensions                                0                                0          0          0          0
Cust advances for construction                       0                                0          0          0          0
Regulatory liability                                 0                                0          0          0          0
Price risk management liabilities               23,803                                0        101          0     23,702
Other                                           37,246                 3,085          0        772        752     32,637
  Total deferred credits                       121,436          0     30,821          0        873        752     88,990

MINORITY INTERESTS                                   0                                0          0          0          0

CUMULATIVE PREFERRED STOCK                           0                                0          0          0          0

CAPITALIZATION:
Common stock                                         0       (807)                    0          1        501        305
Common stock expense                                 0                                0          0          0          0
Additional paid-in capital                     231,634   (162,070)   228,298    (12,679)    25,832    127,350     24,903
Unreal loss on marketable securities                 0                                0          0          0          0
Retained earnings                               27,764   (118,868)    76,308     14,322    (35,508)     1,793     89,717
  Total common equity                          259,398   (281,745)   304,606      1,643     (9,675)   129,644    114,925
    Total capital and liabilities              915,624   (279,640)   302,901          0     53,220    168,409    670,734

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1997


                                                                       LG&E         HD     Totals     Totals     Totals
                                                                      Power     Energy       From       From       From
                                               Totals      Adj's       Inc.      Corp.     Part 2     Part 3     Part 4
REVENUES:
Energy marketing and trading                 3,266,811    (54,187)                    0    437,090     74,504  2,809,404
Electric utility                                     0                                0          0          0          0
Gas utility                                          0                                0          0          0          0
Other                                           19,622                                0          0          0     19,622
  Total revenues                             3,286,433    (54,187)         0          0    437,090     74,504  2,829,026

COST OF REVENUES:
Energy marketing and trading                 3,245,234    (54,187)                    0    440,134     53,728  2,805,559
Fuel and power purchased                             0                                0          0          0          0
Gas supply expenses                                  0                                0          0          0          0
Other                                           13,353                                0          0          0     13,353
  Total cost of revenues                     3,258,587    (54,187)         0          0    440,134     53,728  2,818,912

Gross profit                                    27,846          0          0          0     (3,044)    20,776     10,114

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                  40,012                  (884)         0      7,269     11,176     22,451
  Utility                                            0                                0          0          0          0
  Argentine distribution and other               5,199                     3          0          0          0      5,196
Depreciation and amortization                   14,420                 2,709          0      1,643      6,539      3,529
Non-recurring charges                           (1,342)                               0     (8,486)         0      7,144
  Total operating expenses                      58,289          0      1,828          0        426     17,715     38,320

Equity in earnings                              18,547    (13,260)    18,149          0          0          0     13,658

OPERATING INCOME                               (11,896)   (13,260)    16,321          0     (3,470)     3,061    (14,548)

Interco chargebacks                             (8,300)               (1,026)         0       (557)    (3,220)    (3,497)

Other income and deductions                      7,563         (1)       208          0         35         64      7,257
Interco int income (expense)                       201                (2,079)         0          0          0      2,280
Interest charges, minority interests,
  and preferred dividends                            0                                0          0          0          0

INCOME BEFORE INCOME TAXES                     (12,432)   (13,261)    13,424          0     (3,992)       (95)    (8,508)

Income taxes                                    (5,573)               (1,205)         0     (1,381)       (35)    (2,952)

NET INCOME                                      (6,859)   (13,261)    14,629          0     (2,611)       (60)    (5,556)

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1997


                                                                       LG&E         HD     Totals     Totals     Totals
                                                                      Power     Energy       From       From       From
                                               Totals      Adj's       Inc.      Corp.     Part 2     Part 3     Part 4
Beginning retained earnings                     34,623   (168,077)   125,670     14,322    (34,418)     1,853     95,273

Net income                                      (6,859)   (13,261)    14,629          0     (2,611)       (60)    (5,556)

Dividends                                            0                                0          0          0          0

Other                                                0     62,470    (63,991)         0      1,521          0          0

Ending retained earnings                        27,764   (118,868)    76,308     14,322    (35,508)     1,793     89,717

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1997
                                                                                                   LG&E Natl
                                                                                        LG&E Natl     Plains  LG&E Natl
                                                          Hadson                  LG&E  Industrial    Energy     Plains
                                                          Finan-     Hadson    Natural  Marketing   Services  Marketing
                                               Totals       cial      Fuels     Canada       Inc.       Inc.       Inc.
CURRENT ASSETS:
Cash and temporary investments                   1,807          5                 1,904                  (102)
Marketable securities                                0
Accounts receivable (net)                       28,824         11                20,192      6,827      1,076        718
Materials and supplies:
  Fuel                                               0
  Gas stored underground                            11                               11
  Other                                              0
Price risk management assets                       634                              634
Prepayments and other                                4                                                      4
  Total current assets                          31,280         16          0     22,741      6,827        978        718

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                        108                                                    108
Non-utility property and plant, net             20,247      1,759                                2     18,486
Price risk management assets                       707                              707
Other                                              878        874                     4
  Total other prop and investments              21,940      2,633          0        711          2     18,594          0

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0          0          0          0
    Total assets                                53,220      2,649          0     23,452      6,829     19,572        718

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1997
                                                                                                   LG&E Natl
                                                                                        LG&E Natl     Plains  LG&E Natl
                                                          Hadson                  LG&E  Industrial    Energy     Plains
                                                          Finan-     Hadson    Natural  Marketing   Services  Marketing
                                               Totals       cial      Fuels     Canada       Inc.       Inc.       Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                24,561      3,839         24     12,947      6,069        963        719
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                   (1,470)    (2,168)                  854        124       (265)       (15)
Accrued interest                                     0
Intercompany accounts                           24,987      7,558                27,087    (10,288)       500        130
Price risk management liabilities               13,944                           13,944
Other                                                0
  Total current liabilities                     62,022      9,229         24     54,832     (4,095)     1,198        834

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                          0
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                  101                              101
Other                                              772        551                   565       (355)                   11
  Total deferred credits                           873        551          0        666       (355)         0         11

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         1                     1
Common stock expense                                 0
Additional paid-in capital                      25,832        401      2,798        620      3,268     18,693         52
Unreal loss on marketable securities                 0
Retained earnings                              (35,508)    (7,532)    (2,823)   (32,666)     8,011       (319)      (179)
  Total common equity                           (9,675)    (7,131)       (24)   (32,046)    11,279     18,374       (127)
    Total capital and liabilities               53,220      2,649          0     23,452      6,829     19,572        718

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1997
                                                                                                   LG&E Natl
                                                                                        LG&E Natl     Plains  LG&E Natl
                                                          Hadson                  LG&E  Industrial    Energy     Plains
                                                          Finan-     Hadson    Natural  Marketing   Services  Marketing
                                               Totals       cial      Fuels     Canada       Inc.       Inc.       Inc.
REVENUES:
Energy marketing and trading                   437,090                          389,415     28,173     10,879      8,623
Electric utility                                     0
Gas utility                                          0
Other                                                0
  Total revenues                               437,090          0          0    389,415     28,173     10,879      8,623

COST OF REVENUES:
Energy marketing and trading                   440,134          1               394,792     27,463      9,343      8,535
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                                0
  Total cost of revenues                       440,134          1          0    394,792     27,463      9,343      8,535

Gross profit                                    (3,044)        (1)         0     (5,377)       710      1,536         88

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                   7,269      4,551                 1,337        363        891        127
  Utility                                            0
  Argentine distribution and other                   0
Depreciation and amortization                    1,643        784                    35          8        816
Non-recurring charges                           (8,486)                          (8,486)
  Total operating expenses                         426      5,335          0     (7,114)       371      1,707        127

Equity in earnings                                   0

OPERATING INCOME                                (3,470)    (5,336)         0      1,737        339       (171)       (39)

Interco chargebacks                               (557)                                        (65)      (492)

Other income and deductions                         35                                          35
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                      (3,992)    (5,336)         0      1,737        309       (663)       (39)

Income taxes                                    (1,381)    (2,079)                  854        124       (265)       (15)

NET INCOME                                      (2,611)    (3,257)         0        883        185       (398)       (24)

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1997
                                                                                                   LG&E Natl
                                                                                        LG&E Natl     Plains  LG&E Natl
                                                          Hadson                  LG&E  Industrial    Energy     Plains
                                                          Finan-     Hadson    Natural  Marketing   Services  Marketing
                                               Totals       cial      Fuels     Canada       Inc.       Inc.       Inc.
Beginning retained earnings                    (34,418)    (4,275)    (2,823)   (35,070)     7,826         79       (155)

Net income                                      (2,611)    (3,257)         0        883        185       (398)       (24)

Dividends                                            0

Other                                            1,521                            1,521

Ending retained earnings                       (35,508)    (7,532)    (2,823)   (32,666)     8,011       (319)      (179)

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Balance Sheet - Part 3
ASSETS
December 31, 1997

                                                          Hadson       LG&E             LG&E Natl                Ultra-
                                                             Gas    Natural             Gathering               systems
                                                          Trans.   Pipeline             & Proces-     Hadson      Small
                                               Totals        Co.        Co.     Nmesco    ing Co.    Equador      Power
CURRENT ASSETS:
Cash and temporary investments                     610          0        343                   267
Marketable securities                                0          0
Accounts receivable (net)                       12,870        699      7,995                 4,176
Materials and supplies:
  Fuel                                               0          0
  Gas stored underground                         1,599          0      1,599
  Other                                              0          0
Price risk management assets                         0          0
Prepayments and other                              588          0        571                    17
  Total current assets                          15,667        699     10,508          0      4,460          0          0

UTILITY PLANT:
Electric                                             0          0
Gas                                                  0          0
Common                                               0          0
  Original cost                                      0          0          0          0          0          0          0
Acc depreciation                                     0          0
  Net utility plant                                  0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0          0
Investments in subsidiaries                       (109)    10,703    (10,812)
Non-utility property and plant, net            152,855      2,439     33,894        226    116,296
Price risk management assets                         0          0
Other                                               (4)         0                               (4)
  Total other prop and investments             152,742     13,142     23,082        226    116,292          0          0

DEFERRED DEBITS:
Regulatory assets                                    0          0
Goodwill, net                                        0          0
Other                                                0          0
  Total deferred debits                              0          0          0          0          0          0          0
    Total assets                               168,409     13,841     33,590        226    120,752          0          0

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Balance Sheet - Part 3
CAPITAL AND LIABILITIES
December 31, 1997

                                                          Hadson       LG&E             LG&E Natl                Ultra-
                                                             Gas    Natural             Gathering               systems
                                                          Trans.   Pipeline             & Proces-     Hadson      Small
                                               Totals        Co.        Co.     Nmesco    ing Co.    Equador      Power
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0          0
Notes payable                                        0          0
Accounts payable                                11,734        700      8,435                 2,599
Trimble County settlement                            0          0
Dividends payable                                    0          0
Accrued taxes                                      (35)       123        155        (30)      (283)
Accrued interest                                     0          0
Intercompany accounts                           26,314     12,586     48,232    (40,801)     6,295         (1)         3
Price risk management liabilities                    0          0
Other                                                0          0
  Total current liabilities                     38,013     13,409     56,822    (40,831)     8,611         (1)         3

LONG-TERM DEBT:
First mortgage bonds                                 0          0
Unamortized premium                                  0          0
  Total debt                                         0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                          0          0
ITC, in process of amortization                      0          0
Acc prov for pensions                                0          0
Cust advances for construction                       0          0
Regulatory liability                                 0          0
Price risk management liabilities                    0          0
Other                                              752          0                              752
  Total deferred credits                           752          0          0          0        752          0          0

MINORITY INTERESTS                                   0          0

CUMULATIVE PREFERRED STOCK                           0          0

CAPITALIZATION:
Common stock                                       501          0                   100                     1        400
Common stock expense                                 0          0
Additional paid-in capital                     127,350       (595)    17,087      4,898    103,104        765      2,091
Unreal loss on marketable securities                 0          0
Retained earnings                                1,793      1,027    (40,319)    36,059      8,285       (765)    (2,494)
  Total common equity                          129,644        432    (23,232)    41,057    111,389          1         (3)
    Total capital and liabilities              168,409     13,841     33,590        226    120,752          0          0

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Income Statement - Part 3
Year Ended December 31, 1997

                                                          Hadson       LG&E             LG&E Natl                Ultra-
                                                             Gas    Natural             Gathering               systems
                                                          Trans.   Pipeline             & Proces-     Hadson      Small
                                               Totals        Co.        Co.     Nmesco    ing Co.    Equador      Power
REVENUES:
Energy marketing and trading                    74,504      8,905      1,155                64,444
Electric utility                                     0          0
Gas utility                                          0          0
Other                                                0          0
  Total revenues                                74,504      8,905      1,155          0     64,444          0          0

COST OF REVENUES:
Energy marketing and trading                    53,728      8,210     (2,904)               48,422
Fuel and power purchased                             0          0
Gas supply expenses                                  0          0
Other                                                0          0
  Total cost of revenues                        53,728      8,210     (2,904)         0     48,422          0          0

Gross profit                                    20,776        695      4,059          0     16,022          0          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                  11,176        281      2,528         23      8,344
  Utility                                            0          0
  Argentine distribution and other                   0          0
Depreciation and amortization                    6,539        109        909         10      5,511
Non-recurring charges                                0          0
  Total operating expenses                      17,715        390      3,437         33     13,855          0          0

Equity in earnings                                   0          0

OPERATING INCOME                                 3,061        305        622        (33)     2,167          0          0

Interco chargebacks                             (3,220)         0       (299)       (42)    (2,879)

Other income and deductions                         64          0         64
Interco int income (expense)                         0          0
Interest charges, minority interests,
  and preferred dividends                            0          0

INCOME BEFORE INCOME TAXES                         (95)       305        387        (75)      (712)         0          0

Income taxes                                       (35)       123        155        (30)      (283)

NET INCOME                                         (60)       182        232        (45)      (429)         0          0

LG&E POWER INC.                                                                                                Exhibit A
Consolidating Statement of
  Retained Earnings - Part 3
Year Ended December 31, 1997

                                                          Hadson       LG&E             LG&E Natl                Ultra-
                                                             Gas    Natural             Gathering               systems
                                                          Trans.   Pipeline             & Proces-     Hadson      Small
                                               Totals        Co.        Co.     Nmesco    ing Co.    Equador      Power
Beginning retained earnings                      1,853        845    (40,551)    36,104      8,714       (765)    (2,494)

Net income                                         (60)       182        232        (45)      (429)         0          0

Dividends                                            0          0

Other                                                0          0

Ending retained earnings                         1,793      1,027    (40,319)    36,059      8,285       (765)    (2,494)

LG&E POWER INC.                                                                                                           Exhibit A
Consolidating Balance Sheet - Part 4
ASSETS
December 31, 1997

                                                            LG&E       LG&E     Ultra-       LG&E                  LG&E
                                                           Power      Power    systems     Energy       LG&E      Power       LG&E
                                                           Oper-     Engr &      Const    Market-   Power 15   Develop-      Power
                                               Totals     ations      Const    Co, Inc   ing Inc.       Inc.       ment   Services
CURRENT ASSETS:
Cash and temporary investments                  10,178          0          0                10,174                     1          3
Marketable securities                                0          0          0                     0
Accounts receivable (net)                      331,313      9,736        416               311,453        142      7,015      2,551
Materials and supplies:
  Fuel                                               0          0          0                     0
  Gas stored underground                         5,682          0          0                 5,682
  Other                                              0          0          0                     0
Price risk management assets                   119,707          0          0               119,707
Prepayments and other                            6,624          0          1                 6,484                              139
  Total current assets                         473,504      9,736        417          0    453,500        142      7,016      2,693

UTILITY PLANT:
Electric                                             0          0          0                     0
Gas                                                  0          0          0                     0
Common                                               0          0          0                     0
  Original cost                                      0          0          0          0          0          0          0          0
Acc depreciation                                     0          0          0                     0
  Net utility plant                                  0          0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                      100,721     95,979          0                     0      4,742
Investments in subsidiaries                     12,086      2,696          0                 2,694                 6,696
Non-utility property and plant, net              9,055         88          0                 8,615                   301         51
Price risk management assets                    43,533          0          0                43,533
Other                                           17,177          0          0                 7,626                            9,551
  Total other prop and investments             182,572     98,763          0          0     62,468      4,742      6,997      9,602

DEFERRED DEBITS:
Regulatory assets                                    0          0          0                     0
Goodwill, net                                   13,675     13,675          0                     0
Other                                              983          0          0                     0                   972         11
  Total deferred debits                         14,658     13,675          0          0          0          0        972         11
    Total assets                               670,734    122,174        417          0    515,968      4,884     14,985     12,306

LG&E POWER INC.                                                                                                           Exhibit A
Consolidating Balance Sheet - Part 4
CAPITAL AND LIABILITIES
December 31, 1997

                                                            LG&E       LG&E     Ultra-       LG&E                  LG&E
                                                           Power      Power    systems     Energy       LG&E      Power       LG&E
                                                           Oper-     Engr &      Const    Market-   Power 15   Develop-      Power
                                               Totals     ations      Const    Co, Inc   ing Inc.       Inc.       ment   Services
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0          0          0                     0
Notes payable                                        0          0          0                     0
Accounts payable                               304,200          2         28               304,143                    23          4
Trimble County settlement                            0          0          0                     0
Dividends payable                                    0          0          0                     0
Accrued taxes                                   (8,998)    (3,584)    (2,063)               (9,830)     2,989      2,165      1,325
Accrued interest                                     0          0          0                     0
Intercompany accounts                           37,928       (504)     2,935       (566)    37,865    (13,191)     7,543      3,846
Price risk management liabilities              116,057          0          0               116,057
Other                                           17,632        766        306                13,454        253      1,142      1,711
  Total current liabilities                    466,819     (3,320)     1,206       (566)   461,689     (9,949)    10,873      6,886

LONG-TERM DEBT:
First mortgage bonds                                 0          0          0                     0
Unamortized premium                                  0          0          0                     0
  Total debt                                         0          0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                     32,651     41,987    (12,640)       158      5,482      2,376     (3,192)    (1,520)
ITC, in process of amortization                      0          0          0                     0
Acc prov for pensions                                0          0          0                     0
Cust advances for construction                       0          0          0                     0
Regulatory liability                                 0          0          0                     0
Price risk management liabilities               23,702          0          0                23,702
Other                                           32,637     26,706        706                 3,293                 1,382        550
  Total deferred credits                        88,990     68,693    (11,934)       158     32,477      2,376     (1,810)      (970)

MINORITY INTERESTS                                   0          0                                0

CUMULATIVE PREFERRED STOCK                           0          0                                0

CAPITALIZATION:
Common stock                                       305          3        113        186          1                                2
Common stock expense                                 0          0          0                     0
Additional paid-in capital                      24,903      9,205          0                10,308      5,390
Unreal loss on marketable securities                 0          0          0                     0
Retained earnings                               89,717     47,593     11,032        222     11,493      7,067      5,922      6,388
  Total common equity                          114,925     56,801     11,145        408     21,802     12,457      5,922      6,390
    Total capital and liabilities              670,734    122,174        417          0    515,968      4,884     14,985     12,306

LG&E POWER INC.                                                                                                           Exhibit A
Consolidating Income Statement - Part 4
Year Ended December 31, 1997

                                                            LG&E       LG&E     Ultra-       LG&E                  LG&E
                                                           Power      Power    systems     Energy       LG&E      Power       LG&E
                                                           Oper-     Engr &      Const    Market-   Power 15   Develop-      Power
                                               Totals     ations      Const    Co, Inc   ing Inc.       Inc.       ment   Services
REVENUES:
Energy marketing and trading                 2,809,404          0          0             2,797,708                11,696
Electric utility                                     0          0          0                     0
Gas utility                                          0          0          0                     0
Other                                           19,622      3,148         22                     0                           16,452
  Total revenues                             2,829,026      3,148         22          0  2,797,708          0     11,696     16,452

COST OF REVENUES:
Energy marketing and trading                 2,805,559          0          0             2,804,992                   567
Fuel and power purchased                             0          0          0                     0
Gas supply expenses                                  0          0          0                     0
Other                                           13,353      1,049         (1)                    0                           12,305
  Total cost of revenues                     2,818,912      1,049         (1)         0  2,804,992          0        567     12,305

Gross profit                                    10,114      2,099         23          0     (7,284)         0     11,129      4,147

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                  22,451          0          0                 9,673                12,778
  Utility                                            0          0          0                     0
  Argentine distribution and other               5,196      3,948        211                     0         43                   994
Depreciation and amortization                    3,529        439          0                 1,510                 1,083        497
Non-recurring charges                            7,144          0          0                 7,144
  Total operating expenses                      38,320      4,387        211          0     18,327         43     13,861      1,491

Equity in earnings                              13,658     15,881                                0      2,665     (4,888)

OPERATING INCOME                               (14,548)    13,593       (188)         0    (25,611)     2,622     (7,620)     2,656

Interco chargebacks                             (3,497)      (874)         0                (2,623)

Other income and deductions                      7,257       (170)       350                 1,897      4,800        240        140
Interco int income (expense)                     2,280      1,598          0                     0                   682
Interest charges, minority interests,
  and preferred dividends                            0          0          0                     0

INCOME BEFORE INCOME TAXES                      (8,508)    14,147        162          0    (26,337)     7,422     (6,698)     2,796

Income taxes                                    (2,952)     4,303         67                (7,520)     3,080     (4,046)     1,164

NET INCOME                                      (5,556)     9,844         95          0    (18,817)     4,342     (2,652)     1,632

LG&E POWER INC.                                                                                                           Exhibit A
Consolidating Statement of
  Retained Earnings - Part 4
Year Ended December 31, 1997

                                                            LG&E       LG&E     Ultra-       LG&E                  LG&E
                                                           Power      Power    systems     Energy       LG&E      Power       LG&E
                                                           Oper-     Engr &      Const    Market-   Power 15   Develop-      Power
                                               Totals     ations      Const    Co, Inc   ing Inc.       Inc.       ment   Services
Beginning retained earnings                     95,273     37,749     10,937        222     30,310      2,725      8,574      4,756

Net income                                      (5,556)     9,844         95          0    (18,817)     4,342     (2,652)     1,632

Dividends                                            0          0          0                     0

Other                                                0          0          0                     0

Ending retained earnings                        89,717     47,593     11,032        222     11,493      7,067      5,922      6,388

LG&E INTERNATIONAL INC.                                                                                                   Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1997
                                                                                                                  (EWG)
                                                                       LG&E                             LG&E       LG&E
                                                                     Inter-       LG&E                 Power      Power     Totals
                                                                   national    Mendoza   LPI Ven-    Finance      Spain       From
                                               Totals      Adj's       Inc.   Services   ezuela I       Inc.       Inc.     Part 2
CURRENT ASSETS:
Cash and temporary investments                  30,650                                                                       30,650
Marketable securities                                0                                                                            0
Accounts receivable (net)                       22,594                                                    110                22,484
Materials and supplies:
  Fuel                                               0                                                                            0
  Gas stored underground                           617                                                                          617
  Other                                              0                                                                            0
Price risk management assets                         0                                                                            0
Prepayments and other                                9                                                                            9
  Total current assets                          53,870          0          0          0          0        110          0     53,760

UTILITY PLANT:
Electric                                             0                                                                            0
Gas                                                  0                                                                            0
Common                                               0                                                                            0
  Original cost                                      0          0          0          0          0          0          0          0
Acc depreciation                                     0                                                                            0
  Net utility plant                                  0          0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       67,555                                                             5,642     61,913
Investments in subsidiaries                          0    (30,029)    30,029                                                      0
Non-utility property and plant, net            237,210                                                                      237,210
Price risk management assets                         0                                                                            0
Other                                            3,797                                                                        3,797
  Total other prop and investments             308,562    (30,029)    30,029          0          0          0      5,642    302,920

DEFERRED DEBITS:
Regulatory assets                                    0                                                                            0
Goodwill, net                                        0                                                                            0
Other                                            2,260                                                                        2,260
  Total deferred debits                          2,260          0          0          0          0          0          0      2,260
    Total assets                               364,692    (30,029)    30,029          0          0        110      5,642    358,940

LG&E INTERNATIONAL INC.                                                                                                   Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1997
                                                                                                                  (EWG)
                                                                       LG&E                             LG&E       LG&E
                                                                     Inter-       LG&E                 Power      Power     Totals
                                                                   national    Mendoza   LPI Ven-    Finance      Spain       From
                                               Totals      Adj's       Inc.   Services   ezuela I       Inc.       Inc.     Part 2
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0                                                                            0
Notes payable                                        0                                                                            0
Accounts payable                                11,458                    45          2                                      11,411
Trimble County settlement                            0                                                                            0
Dividends payable                                    0                                                                            0
Accrued taxes                                   10,755                   244                               44         49     10,418
Accrued interest                                     0                                                                            0
Intercompany accounts                          145,976                 2,700                               67      1,110    142,099
Price risk management liabilities                    0                                                                            0
Other                                            3,056                                                                 4      3,052
  Total current liabilities                    171,245          0      2,989          2          0        111      1,163    166,980

LONG-TERM DEBT:
First mortgage bonds                            37,539                                                                       37,539
Unamortized premium                                  0                                                                            0
  Total debt                                    37,539          0          0          0          0          0          0     37,539

DEFERRED CREDITS:
Accum deferred income taxes                     16,892                   (46)                                         (3)    16,941
ITC, in process of amortization                      0                                                                            0
Acc prov for pensions                                0                                                                            0
Cust advances for construction                       0                                                                            0
Regulatory liability                                 0                                                                            0
Price risk management liabilities                    0                                                                            0
Other                                            2,922                                                                        2,922
  Total deferred credits                        19,814          0        (46)         0          0          0         (3)    19,863

MINORITY INTERESTS                             105,985                                                                      105,985

CUMULATIVE PREFERRED STOCK                       3,025                                                                        3,025

CAPITALIZATION:
Common stock                                         0                                                                            0
Common stock expense                                 0                                                                            0
Additional paid-in capital                      24,462    (24,474)    24,462                                       4,500     19,974
Unreal loss on marketable securities                 0                                                                            0
Retained earnings                                2,622     (5,555)     2,624         (2)                   (1)       (18)     5,574
  Total common equity                           27,084    (30,029)    27,086         (2)         0         (1)     4,482     25,548
    Total capital and liabilities              364,692    (30,029)    30,029          0          0        110      5,642    358,940

LG&E INTERNATIONAL INC.                                                                                                   Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1997
                                                                                                                  (EWG)
                                                                       LG&E                             LG&E       LG&E
                                                                     Inter-       LG&E                 Power      Power     Totals
                                                                   national    Mendoza   LPI Ven-    Finance      Spain       From
                                               Totals      Adj's       Inc.   Services   ezuela I       Inc.       Inc.     Part 2
REVENUES:
Energy marketing and trading                         0                                                                            0
Electric utility                                     0                                                                            0
Gas utility                                          0                                                                            0
Other                                          127,182                                                                      127,182
  Total revenues                               127,182          0          0          0          0          0          0    127,182

COST OF REVENUES:
Energy marketing and trading                         0                                                                            0
Fuel and power purchased                             0                                                                            0
Gas supply expenses                                  0                                                                            0
Other                                           70,104                                                                       70,104
  Total cost of revenues                        70,104          0          0          0          0          0          0     70,104

Gross profit                                    57,078          0          0          0          0          0          0     57,078

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0                                                                            0
  Utility                                            0                                                                            0
  Argentine distribution and other              22,470                   706                             (105)        10     21,859
Depreciation and amortization                    7,748                                                                        7,748
Non-recurring charges                                0                                                                            0
  Total operating expenses                      30,218          0        706          0          0       (105)        10     29,607

Equity in earnings                               2,467     (4,772)     4,772                                         204      2,263

OPERATING INCOME                                29,327     (4,772)     4,066          0          0        105        194     29,734

Interco chargebacks                                  0                                                                            0

Other income and deductions                      1,458                                                                        1,458
Interco int income (expense)                    (7,201)                                                                      (7,201)
Interest charges, minority interests,
  and preferred dividends                       12,306                                                                       12,306

INCOME BEFORE INCOME TAXES                      11,278     (4,772)     4,066          0          0        105        194     11,685

Income taxes                                     6,965                  (247)                              42         68      7,102

NET INCOME                                       4,313     (4,772)     4,313          0          0         63        126      4,583

LG&E INTERNATIONAL INC.                                                                                                   Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1997
                                                                                                                  (EWG)
                                                                       LG&E                             LG&E       LG&E
                                                                     Inter-       LG&E                 Power      Power     Totals
                                                                   national    Mendoza   LPI Ven-    Finance      Spain       From
                                               Totals      Adj's       Inc.   Services   ezuela I       Inc.       Inc.     Part 2
Beginning retained earnings                     (1,691)      (783)    (1,689)        (2)         0        (64)      (144)       991

Net income                                       4,313     (4,772)     4,313          0          0         63        126      4,583

Dividends                                            0                                                                            0

Other                                                0                                                                            0

Ending retained earnings                         2,622     (5,555)     2,624         (2)         0         (1)       (18)     5,574

LG&E INTERNATIONAL INC.                                                                  Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1997
                                                           (EWG)
                                                            LG&E       LG&E       LG&E
                                                       Power Ar-  Power Ar-  Power Ar-       LG&E
                                                         gentina    gentina    gentina     Centro
                                               Totals    I, Inc.   II, Inc.  III, Inc.       Inc.
CURRENT ASSETS:
Cash and temporary investments                  30,650                30,275                   375
Marketable securities                                0                     0
Accounts receivable (net)                       22,484                20,546         98      1,840
Materials and supplies:
  Fuel                                               0                     0
  Gas stored underground                           617                   617
  Other                                              0                     0
Price risk management assets                         0                     0
Prepayments and other                                9                     0                     9
  Total current assets                          53,760          0     51,438         98      2,224

UTILITY PLANT:
Electric                                             0                     0
Gas                                                  0                     0
Common                                               0                     0
  Original cost                                      0          0          0          0          0
Acc depreciation                                     0                     0
  Net utility plant                                  0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       61,913     16,536          0     45,377
Investments in subsidiaries                          0                     0
Non-utility property and plant, net            237,210               237,203          7
Price risk management assets                         0                     0
Other                                            3,797                 3,797
  Total other prop and investments             302,920     16,536    241,000     45,384          0

DEFERRED DEBITS:
Regulatory assets                                    0                     0
Goodwill, net                                        0                     0
Other                                            2,260      2,260          0
  Total deferred debits                          2,260      2,260          0          0          0
    Total assets                               358,940     18,796    292,438     45,482      2,224

LG&E INTERNATIONAL INC.                                                                  Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1997
                                                           (EWG)
                                                            LG&E       LG&E       LG&E
                                                       Power Ar-  Power Ar-  Power Ar-       LG&E
                                                         gentina    gentina    gentina     Centro
                                               Totals    I, Inc.   II, Inc.  III, Inc.       Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0                     0
Notes payable                                        0                     0
Accounts payable                                11,411                11,335                    76
Trimble County settlement                            0                     0
Dividends payable                                    0                     0
Accrued taxes                                   10,418        (17)    10,693       (889)       631
Accrued interest                                     0                     0
Intercompany accounts                          142,099     (2,278)    99,237     45,083         57
Price risk management liabilities                    0                     0
Other                                            3,052         31      2,746                   275
  Total current liabilities                    166,980     (2,264)   124,011     44,194      1,039

LONG-TERM DEBT:
First mortgage bonds                            37,539                37,539
Unamortized premium                                  0                     0
  Total debt                                    37,539          0     37,539          0          0

DEFERRED CREDITS:
Accum deferred income taxes                     16,941        384     14,874                 1,683
ITC, in process of amortization                      0                     0
Acc prov for pensions                                0                     0
Cust advances for construction                       0                     0
Regulatory liability                                 0                     0
Price risk management liabilities                    0                     0
Other                                            2,922                 2,922
  Total deferred credits                        19,863        384     17,796          0      1,683

MINORITY INTERESTS                             105,985               105,985

CUMULATIVE PREFERRED STOCK                       3,025                 3,025

CAPITALIZATION:
Common stock                                         0                     0
Common stock expense                                 0                     0
Additional paid-in capital                      19,974     19,962          0                    12
Unreal loss on marketable securities                 0                     0
Retained earnings                                5,574        714      4,082      1,288       (510)
  Total common equity                           25,548     20,676      4,082      1,288       (498)
    Total capital and liabilities              358,940     18,796    292,438     45,482      2,224

LG&E INTERNATIONAL INC.                                                                  Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1997
                                                           (EWG)
                                                            LG&E       LG&E       LG&E
                                                       Power Ar-  Power Ar-  Power Ar-       LG&E
                                                         gentina    gentina    gentina     Centro
                                               Totals    I, Inc.   II, Inc.  III, Inc.       Inc.
REVENUES:
Energy marketing and trading                         0                     0
Electric utility                                     0                     0
Gas utility                                          0                     0
Other                                          127,182               124,960                 2,222
  Total revenues                               127,182          0    124,960          0      2,222

COST OF REVENUES:
Energy marketing and trading                         0                     0
Fuel and power purchased                             0                     0
Gas supply expenses                                  0                     0
Other                                           70,104                70,104
  Total cost of revenues                        70,104          0     70,104          0          0

Gross profit                                    57,078          0     54,856          0      2,222

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0                     0
  Utility                                            0                     0
  Argentine distribution and other              21,859        112     21,294         34        419
Depreciation and amortization                    7,748        179      7,569
Non-recurring charges                                0                     0
  Total operating expenses                      29,607        291     28,863         34        419

Equity in earnings                               2,263       (148)         0      2,411

OPERATING INCOME                                29,734       (439)    25,993      2,377      1,803

Interco chargebacks                                  0                     0

Other income and deductions                      1,458                 1,457                     1
Interco int income (expense)                    (7,201)               (5,013)    (2,188)
Interest charges, minority interests,
  and preferred dividends                       12,306                12,306

INCOME BEFORE INCOME TAXES                      11,685       (439)    10,131        189      1,804

Income taxes                                     7,102       (162)     6,049     (1,099)     2,314

NET INCOME                                       4,583       (277)     4,082      1,288       (510)

LG&E INTERNATIONAL INC.                                                                  Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1997
                                                           (EWG)
                                                            LG&E       LG&E       LG&E
                                                       Power Ar-  Power Ar-  Power Ar-       LG&E
                                                         gentina    gentina    gentina     Centro
                                               Totals    I, Inc.   II, Inc.  III, Inc.       Inc.
Beginning retained earnings                        991        991          0

Net income                                       4,583       (277)     4,082      1,288       (510)

Dividends                                            0                     0

Other                                                0                     0

Ending retained earnings                         5,574        714      4,082      1,288       (510)

LG&E ARGENTINA II, INC.                                                                  Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997
                                                                              Distrib-    Invers-
                                                                       LG&E     uidora        ora
                                                                  Power Ar-     de Gas     de Gas
                                                                    gentina        del        del
                                               Totals      Adj's   II, Inc.     Centro     Centro
CURRENT ASSETS:
Cash and temporary investments                  30,275                           30,187         88
Marketable securities                                0
Accounts receivable (net)                       20,546                    72     20,474
Materials and supplies:
  Fuel                                               0
  Gas stored underground                           617                              617
  Other                                              0
Price risk management assets                         0
Prepayments and other                                0
  Total current assets                          51,438          0         72     51,278         88

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                          0   (187,386)    85,650               101,736
Non-utility property and plant, net            237,203                28,358    208,845
Price risk management assets                         0
Other                                            3,797                            3,797
  Total other prop and investments             241,000   (187,386)   114,008    212,642    101,736

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0          0
    Total assets                               292,438   (187,386)   114,080    263,920    101,824

LG&E ARGENTINA II, INC.                                                                  Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997
                                                                              Distrib-    Invers-
                                                                       LG&E     uidora        ora
                                                                  Power Ar-     de Gas     de Gas
                                                                    gentina        del        del
                                               Totals      Adj's   II, Inc.     Centro     Centro
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                11,335                   (66)    11,359         42
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                   10,693                   291     10,402
Accrued interest                                     0
Intercompany accounts                           99,237                99,237
Price risk management liabilities                    0
Other                                            2,746                   377      2,356         13
  Total current liabilities                    124,011          0     99,839     24,117         55

LONG-TERM DEBT:
First mortgage bonds                            37,539                           37,539
Unamortized premium                                  0
  Total debt                                    37,539          0          0     37,539          0

DEFERRED CREDITS:
Accum deferred income taxes                     14,874                14,874
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                            2,922                 1,572      1,350
  Total deferred credits                        17,796          0     16,446      1,350          0

MINORITY INTERESTS                             105,985    104,555                 1,430

CUMULATIVE PREFERRED STOCK                       3,025    (10,470)                          13,495

CAPITALIZATION:
Common stock                                         0
Common stock expense                                 0
Additional paid-in capital                           0   (271,110)              182,736     88,374
Unreal loss on marketable securities                 0
Retained earnings                                4,082    (10,361)    (2,205)    16,748       (100)
  Total common equity                            4,082   (281,471)    (2,205)   199,484     88,274
    Total capital and liabilities              292,438   (187,386)   114,080    263,920    101,824

LG&E ARGENTINA II, INC.                                                                  Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997
                                                                              Distrib-    Invers-
                                                                       LG&E     uidora        ora
                                                                  Power Ar-     de Gas     de Gas
                                                                    gentina        del        del
                                               Totals      Adj's   II, Inc.     Centro     Centro
REVENUES:
Energy marketing and trading                         0
Electric utility                                     0
Gas utility                                          0
Other                                          124,960                   (72)   125,032
  Total revenues                               124,960          0        (72)   125,032          0

COST OF REVENUES:
Energy marketing and trading                         0
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                           70,104                           70,104
  Total cost of revenues                        70,104          0          0     70,104          0

Gross profit                                    54,856          0        (72)    54,928          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0
  Utility                                            0
  Argentine distribution and other              21,294                           21,192        102
Depreciation and amortization                    7,569                   853      6,716
Non-recurring charges                                0
  Total operating expenses                      28,863          0        853     27,908        102

Equity in earnings                                   0     (1,260)     1,260

OPERATING INCOME                                25,993     (1,260)       335     27,020       (102)

Interco chargebacks                                  0

Other income and deductions                      1,457        (66)        98      1,425
Interco int income (expense)                    (5,013)               (5,013)
Interest charges, minority interests,
  and preferred dividends                       12,306      9,035                 3,273         (2)

INCOME BEFORE INCOME TAXES                      10,131    (10,361)    (4,580)    25,172       (100)

Income taxes                                     6,049                (2,375)     8,424

NET INCOME                                       4,082    (10,361)    (2,205)    16,748       (100)

LG&E ARGENTINA II, INC.                                                                  Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997
                                                                              Distrib-    Invers-
                                                                       LG&E     uidora        ora
                                                                  Power Ar-     de Gas     de Gas
                                                                    gentina        del        del
                                               Totals      Adj's   II, Inc.     Centro     Centro
Beginning retained earnings                          0

Net income                                       4,082    (10,361)    (2,205)    16,748       (100)

Dividends                                            0

Other                                                0

Ending retained earnings                         4,082    (10,361)    (2,205)    16,748       (100)

HD ENERGY CORP.                                                                                                Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997


                                                                         HD                Ultra-     Ultra-
                                                                     Energy     Ultra-      fuels    systems      NuHPI
                                               Totals      Adj's      Corp.    fuels 1       Inc.      Int'l       Inc.
CURRENT ASSETS:
Cash and temporary investments                       0                                                                 0
Marketable securities                                0                                                                 0
Accounts receivable (net)                            0                                                                 0
Materials and supplies:
  Fuel                                               0                                                                 0
  Gas stored underground                             0                                                                 0
  Other                                              0                                                                 0
Price risk management assets                         0                                                                 0
Prepayments and other                                0                                                                 0
  Total current assets                               0          0          0          0          0          0          0

UTILITY PLANT:
Electric                                             0                                                                 0
Gas                                                  0                                                                 0
Common                                               0                                                                 0
  Original cost                                      0          0          0          0          0          0          0
Acc depreciation                                     0                                                                 0
  Net utility plant                                  0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0                                                                 0
Investments in subsidiaries                          0                                                                 0
Non-utility property and plant, net                  0                                                                 0
Price risk management assets                         0                                                                 0
Other                                                0                                                                 0
  Total other prop and investments                   0          0          0          0          0          0          0

DEFERRED DEBITS:
Regulatory assets                                    0                                                                 0
Goodwill, net                                        0                                                                 0
Other                                                0                                                                 0
  Total deferred debits                              0          0          0          0          0          0          0
    Total assets                                     0          0          0          0          0          0          0

HD ENERGY CORP.                                                                                                Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997


                                                                         HD                Ultra-     Ultra-
                                                                     Energy     Ultra-      fuels    systems      NuHPI
                                               Totals      Adj's      Corp.    fuels 1       Inc.      Int'l       Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0                                                                 0
Notes payable                                        0                                                                 0
Accounts payable                                     0                                                                 0
Trimble County settlement                            0                                                                 0
Dividends payable                                    0                                                                 0
Accrued taxes                                        0                                                                 0
Accrued interest                                     0                                                                 0
Intercompany accounts                           (1,643)   (11,088)    (2,190)        (1)     4,591       (250)     7,295
Price risk management liabilities                    0                                                                 0
Other                                                0                                                                 0
  Total current liabilities                     (1,643)   (11,088)    (2,190)        (1)     4,591       (250)     7,295

LONG-TERM DEBT:
First mortgage bonds                                 0                                                                 0
Unamortized premium                                  0                                                                 0
  Total debt                                         0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                          0                                                                 0
ITC, in process of amortization                      0                                                                 0
Acc prov for pensions                                0                                                                 0
Cust advances for construction                       0                                                                 0
Regulatory liability                                 0                                                                 0
Price risk management liabilities                    0                                                                 0
Other                                                0                                                                 0
  Total deferred credits                             0          0          0          0          0          0          0

MINORITY INTERESTS                                   0                                                                 0

CUMULATIVE PREFERRED STOCK                           0                                                                 0

CAPITALIZATION:
Common stock                                         0       (351)                    1        100        250          0
Common stock expense                                 0                                                                 0
Additional paid-in capital                     (12,679)     4,643    (12,679)               (4,643)                    0
Unreal loss on marketable securities                 0                                                                 0
Retained earnings                               14,322      6,796     14,869                   (48)               (7,295)
  Total common equity                            1,643     11,088      2,190          1     (4,591)       250     (7,295)
    Total capital and liabilities                    0          0          0          0          0          0          0

HD ENERGY CORP.                                                                                                Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997


                                                                         HD                Ultra-     Ultra-
                                                                     Energy     Ultra-      fuels    systems      NuHPI
                                               Totals      Adj's      Corp.    fuels 1       Inc.      Int'l       Inc.
REVENUES:
Energy marketing and trading                         0                                                                 0
Electric utility                                     0                                                                 0
Gas utility                                          0                                                                 0
Other                                                0                                                                 0
  Total revenues                                     0          0          0          0          0          0          0

COST OF REVENUES:
Energy marketing and trading                         0                                                                 0
Fuel and power purchased                             0                                                                 0
Gas supply expenses                                  0                                                                 0
Other                                                0                                                                 0
  Total cost of revenues                             0          0          0          0          0          0          0

Gross profit                                         0          0          0          0          0          0          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0                                                                 0
  Utility                                            0                                                                 0
  Argentine distribution and other                   0                                                                 0
Depreciation and amortization                        0                                                                 0
Non-recurring charges                                0                                                                 0
  Total operating expenses                           0          0          0          0          0          0          0

Equity in earnings                                   0                                                                 0

OPERATING INCOME                                     0          0          0          0          0          0          0

Interco chargebacks                                  0                                                                 0

Other income and deductions                          0                                                                 0
Interco int income (expense)                         0                                                                 0
Interest charges, minority interests,
  and preferred dividends                            0                                                                 0

INCOME BEFORE INCOME TAXES                           0          0          0          0          0          0          0

Income taxes                                         0                                                                 0

NET INCOME                                           0          0          0          0          0          0          0

HD ENERGY CORP.                                                                                                Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997


                                                                         HD                Ultra-     Ultra-
                                                                     Energy     Ultra-      fuels    systems      NuHPI
                                               Totals      Adj's      Corp.    fuels 1       Inc.      Int'l       Inc.
Beginning retained earnings                     14,322      6,796     14,869          0        (48)         0     (7,295)

Net income                                           0          0          0          0          0          0          0

Dividends                                            0                                                                 0

Other                                                0                                                                 0

Ending retained earnings                        14,322      6,796     14,869          0        (48)         0     (7,295)

HADSON GAS TRANS CO                                                           Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997

                                                                     Hadson     Hadson
                                                                        Gas     Indus-
                                                                     Trans.      trial
                                               Totals      Adj's        Co.      Sales
CURRENT ASSETS:
Cash and temporary investments                       0
Marketable securities                                0
Accounts receivable (net)                          699                   699
Materials and supplies:
  Fuel                                               0
  Gas stored underground                             0
  Other                                              0
Price risk management assets                         0
Prepayments and other                                0
  Total current assets                             699          0        699          0

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                     10,703                10,703
Non-utility property and plant, net              2,439                 2,123        316
Price risk management assets                         0
Other                                                0
  Total other prop and investments              13,142          0     12,826        316

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0
    Total assets                                13,841          0     13,525        316

HADSON GAS TRANS CO                                                           Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997

                                                                     Hadson     Hadson
                                                                        Gas     Indus-
                                                                     Trans.      trial
                                               Totals      Adj's        Co.      Sales
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                   700                   700
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                      123                   128         (5)
Accrued interest                                     0
Intercompany accounts                           12,586                12,455        131
Price risk management liabilities                    0
Other                                                0
  Total current liabilities                     13,409          0     13,283        126

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                          0
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                                0
  Total deferred credits                             0          0          0          0

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         0
Common stock expense                                 0
Additional paid-in capital                        (595)                 (800)       205
Unreal loss on marketable securities                 0
Retained earnings                                1,027                 1,042        (15)
  Total common equity                              432          0        242        190
    Total capital and liabilities               13,841          0     13,525        316

HADSON GAS TRANS CO                                                           Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997

                                                                     Hadson     Hadson
                                                                        Gas     Indus-
                                                                     Trans.      trial
                                               Totals      Adj's        Co.      Sales
REVENUES:
Energy marketing and trading                     8,905                 8,905
Electric utility                                     0
Gas utility                                          0
Other                                                0
  Total revenues                                 8,905          0      8,905          0

COST OF REVENUES:
Energy marketing and trading                     8,210                 8,210
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                                0
  Total cost of revenues                         8,210          0      8,210          0

Gross profit                                       695          0        695          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                     281                   281
  Utility                                            0
  Argentine distribution and other                   0
Depreciation and amortization                      109                    95         14
Non-recurring charges                                0
  Total operating expenses                         390          0        376         14

Equity in earnings                                   0

OPERATING INCOME                                   305          0        319        (14)

Interco chargebacks                                  0

Other income and deductions                          0
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                         305          0        319        (14)

Income taxes                                       123                   128         (5)

NET INCOME                                         182          0        191         (9)

HADSON GAS TRANS CO                                                           Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997

                                                                     Hadson     Hadson
                                                                        Gas     Indus-
                                                                     Trans.      trial
                                               Totals      Adj's        Co.      Sales
Beginning retained earnings                        845                   851         (6)

Net income                                         182          0        191         (9)

Dividends                                            0

Other                                                0

Ending retained earnings                         1,027          0      1,042        (15)

NuHPI INC.                                                                    Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997

                                                                                Hadson
                                                                                 Power
                                                                      NuHPI       Live
                                               Totals      Adj's       Inc.        Oak
CURRENT ASSETS:
Cash and temporary investments                       0
Marketable securities                                0
Accounts receivable (net)                            0
Materials and supplies:
  Fuel                                               0
  Gas stored underground                             0
  Other                                              0
Price risk management assets                         0
Prepayments and other                                0
  Total current assets                               0          0          0          0

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                          0
Non-utility property and plant, net                  0
Price risk management assets                         0
Other                                                0
  Total other prop and investments                   0          0          0          0

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0
    Total assets                                     0          0          0          0

NuHPI INC.                                                                    Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997

                                                                                Hadson
                                                                                 Power
                                                                      NuHPI       Live
                                               Totals      Adj's       Inc.        Oak
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                     0
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                        0
Accrued interest                                     0
Intercompany accounts                            7,295                 7,295
Price risk management liabilities                    0
Other                                                0
  Total current liabilities                      7,295          0      7,295          0

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                          0
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                                0
  Total deferred credits                             0          0          0          0

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         0
Common stock expense                                 0
Additional paid-in capital                           0
Unreal loss on marketable securities                 0
Retained earnings                               (7,295)               (7,295)
  Total common equity                           (7,295)         0     (7,295)         0
    Total capital and liabilities                    0          0          0          0

NuHPI INC.                                                                    Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997

                                                                                Hadson
                                                                                 Power
                                                                      NuHPI       Live
                                               Totals      Adj's       Inc.        Oak
REVENUES:
Energy marketing and trading                         0
Electric utility                                     0
Gas utility                                          0
Other                                                0
  Total revenues                                     0          0          0          0

COST OF REVENUES:
Energy marketing and trading                         0
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                                0
  Total cost of revenues                             0          0          0          0

Gross profit                                         0          0          0          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0
  Utility                                            0
  Argentine distribution and other                   0
Depreciation and amortization                        0
Non-recurring charges                                0
  Total operating expenses                           0          0          0          0

Equity in earnings                                   0

OPERATING INCOME                                     0          0          0          0

Interco chargebacks                                  0

Other income and deductions                          0
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                           0          0          0          0

Income taxes                                         0

NET INCOME                                           0          0          0          0

NuHPI INC.                                                                    Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997

                                                                                Hadson
                                                                                 Power
                                                                      NuHPI       Live
                                               Totals      Adj's       Inc.        Oak
Beginning retained earnings                     (7,295)         0     (7,295)         0

Net income                                           0          0          0          0

Dividends                                            0

Other                                                0

Ending retained earnings                        (7,295)         0     (7,295)         0

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Balance Sheet - Part 1
ASSETS
December 31, 1997

                                                                       LG&E                            (EWG)
                                                                      Power       LG&E       LG&E       LG&E     Totals     Totals
                                                                      Oper-    Power 5    Power 6   Power 11       From       From
                                               Totals      Adj's     ations       Inc.       Inc.       Inc.     Part 2     Part 3
CURRENT ASSETS:
Cash and temporary investments                       0                                                                 0          0
Marketable securities                                0                                                                 0          0
Accounts receivable (net)                        9,736                 9,736                                           0          0
Materials and supplies:
  Fuel                                               0                                                                 0          0
  Gas stored underground                             0                                                                 0          0
  Other                                              0                                                                 0          0
Price risk management assets                         0                                                                 0          0
Prepayments and other                                0                                                                 0          0
  Total current assets                           9,736          0      9,736          0          0          0          0          0

UTILITY PLANT:
Electric                                             0                                                                 0          0
Gas                                                  0                                                                 0          0
Common                                               0                                                                 0          0
  Original cost                                      0          0          0          0          0          0          0          0
Acc depreciation                                     0                                                                 0          0
  Net utility plant                                  0          0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       95,979                                                 15,696     38,429     41,854
Investments in subsidiaries                      2,696    (65,745)    68,441                                           0          0
Non-utility property and plant, net                 88                    88                                           0          0
Price risk management assets                         0                                                                 0          0
Other                                                0                                                                 0          0
  Total other prop and investments              98,763    (65,745)    68,529          0          0     15,696     38,429     41,854

DEFERRED DEBITS:
Regulatory assets                                    0                                                                 0          0
Goodwill, net                                   13,675                13,675                                           0          0
Other                                                0                                                                 0          0
  Total deferred debits                         13,675          0     13,675          0          0          0          0          0
    Total assets                               122,174    (65,745)    91,940          0          0     15,696     38,429     41,854

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Balance Sheet - Part 1
CAPITAL AND LIABILITIES
December 31, 1997

                                                                       LG&E                            (EWG)
                                                                      Power       LG&E       LG&E       LG&E     Totals     Totals
                                                                      Oper-    Power 5    Power 6   Power 11       From       From
                                               Totals      Adj's     ations       Inc.       Inc.       Inc.     Part 2     Part 3
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0                                                                 0          0
Notes payable                                        0                                                                 0          0
Accounts payable                                     2                     2                                           0          0
Trimble County settlement                            0                                                                 0          0
Dividends payable                                    0                                                                 0          0
Accrued taxes                                   (3,584)              (10,545)     1,527      1,491        827     (2,318)     5,434
Accrued interest                                     0                                                                 0          0
Intercompany accounts                             (504)               (2,730)    (5,058)    (5,260)     7,892     11,308     (6,656)
Price risk management liabilities                    0                                                                 0          0
Other                                              766                   766                                           0          0
  Total current liabilities                     (3,320)         0    (12,507)    (3,531)    (3,769)     8,719      8,990     (1,222)

LONG-TERM DEBT:
First mortgage bonds                                 0                                                                 0          0
Unamortized premium                                  0                                                                 0          0
  Total debt                                         0          0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                     41,987                13,876     (1,398)    (1,238)     3,421     14,251     13,075
ITC, in process of amortization                      0                                                                 0          0
Acc prov for pensions                                0                                                                 0          0
Cust advances for construction                       0                                                                 0          0
Regulatory liability                                 0                                                                 0          0
Price risk management liabilities                    0                                                                 0          0
Other                                           26,706                26,706                                           0          0
  Total deferred credits                        68,693          0     40,582     (1,398)    (1,238)     3,421     14,251     13,075

MINORITY INTERESTS                                   0                                                                 0          0

CUMULATIVE PREFERRED STOCK                           0                                                                 0          0

CAPITALIZATION:
Common stock                                         3         (5)         2          3          3                     0          0
Common stock expense                                 0                                                                 0          0
Additional paid-in capital                       9,205     (6,509)     9,204                                           0      6,510
Unreal loss on marketable securities                 0                                                                 0          0
Retained earnings                               47,593    (59,231)    54,659      4,926      5,004      3,556     15,188     23,491
  Total common equity                           56,801    (65,745)    63,865      4,929      5,007      3,556     15,188     30,001
    Total capital and liabilities              122,174    (65,745)    91,940          0          0     15,696     38,429     41,854

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Income Statement - Part 1
Year Ended December 31, 1997

                                                                       LG&E                            (EWG)
                                                                      Power       LG&E       LG&E       LG&E     Totals     Totals
                                                                      Oper-    Power 5    Power 6   Power 11       From       From
                                               Totals      Adj's     ations       Inc.       Inc.       Inc.     Part 2     Part 3
REVENUES:
Energy marketing and trading                         0                                                                 0          0
Electric utility                                     0                                                                 0          0
Gas utility                                          0                                                                 0          0
Other                                            3,148                 3,014                                           0        134
  Total revenues                                 3,148          0      3,014          0          0          0          0        134

COST OF REVENUES:
Energy marketing and trading                         0                                                                 0          0
Fuel and power purchased                             0                                                                 0          0
Gas supply expenses                                  0                                                                 0          0
Other                                            1,049                 1,049                                           0          0
  Total cost of revenues                         1,049          0      1,049          0          0          0          0          0

Gross profit                                     2,099          0      1,965          0          0          0          0        134

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0                                                                 0          0
  Utility                                            0                                                                 0          0
  Argentine distribution and other               3,948                 3,938          3                                2          5
Depreciation and amortization                      439                   439                                           0          0
Non-recurring charges                                0                                                                 0          0
  Total operating expenses                       4,387          0      4,377          3          0          0          2          5

Equity in earnings                              15,881    (15,360)    15,361         26         19      1,891      1,440     12,504

OPERATING INCOME                                13,593    (15,360)    12,949         23         19      1,891      1,438     12,633

Interco chargebacks                               (874)                 (874)                                          0          0

Other income and deductions                       (170)                 (170)                                          0          0
Interco int income (expense)                     1,598                 1,598                                           0          0
Interest charges, minority interests,
  and preferred dividends                            0                                                                 0          0

INCOME BEFORE INCOME TAXES                      14,147    (15,360)    13,503         23         19      1,891      1,438     12,633

Income taxes                                     4,303                  (683)        10          8        784     (1,060)     5,244

NET INCOME                                       9,844    (15,360)    14,186         13         11      1,107      2,498      7,389

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings - Part 1
Year Ended December 31, 1997

                                                                       LG&E                            (EWG)
                                                                      Power       LG&E       LG&E       LG&E     Totals     Totals
                                                                      Oper-    Power 5    Power 6   Power 11       From       From
                                               Totals      Adj's     ations       Inc.       Inc.       Inc.     Part 2     Part 3
Beginning retained earnings                     37,749    (43,871)    40,473      4,913      4,993      2,449     12,690     16,102

Net income                                       9,844    (15,360)    14,186         13         11      1,107      2,498      7,389

Dividends                                            0                                                                 0          0

Other                                                0                                                                 0          0

Ending retained earnings                        47,593    (59,231)    54,659      4,926      5,004      3,556     15,188     23,491

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Balance Sheet - Part 2
ASSETS
December 31, 1997
                                                                                 (EWG)                                       (EWG)
                                                           (EWG)      (EWG)       LG&E                            (EWG)       LG&E
                                                            LG&E       LG&E   Power 21       LG&E       LG&E       LG&E   Power 31
                                                        Power 12   Power 21       Wind   Power 29   Power 30   Power 31       Wind
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
CURRENT ASSETS:
Cash and temporary investments                       0
Marketable securities                                0
Accounts receivable (net)                            0
Materials and supplies:
  Fuel                                               0
  Gas stored underground                             0
  Other                                              0
Price risk management assets                         0
Prepayments and other                                0
  Total current assets                               0          0          0          0          0          0          0          0

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0          0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       38,429     11,980        442     21,756                               25      4,226
Investments in subsidiaries                          0
Non-utility property and plant, net                  0
Price risk management assets                         0
Other                                                0
  Total other prop and investments              38,429     11,980        442     21,756          0          0         25      4,226

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0          0          0          0          0
    Total assets                                38,429     11,980        442     21,756          0          0         25      4,226

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Balance Sheet - Part 2
CAPITAL AND LIABILITIES
December 31, 1997
                                                                                 (EWG)                                       (EWG)
                                                           (EWG)      (EWG)       LG&E                            (EWG)       LG&E
                                                            LG&E       LG&E   Power 21       LG&E       LG&E       LG&E   Power 31
                                                        Power 12   Power 21       Wind   Power 29   Power 30   Power 31       Wind
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                     0
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                   (2,318)     1,710        (63)    (2,873)        24                   (27)    (1,089)
Accrued interest                                     0
Intercompany accounts                           11,308       (643)       155      8,492       (184)                    5      3,483
Price risk management liabilities                    0
Other                                                0
  Total current liabilities                      8,990      1,067         92      5,619       (160)         0        (22)     2,394

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                     14,251      3,425        204      8,856          2                    36      1,728
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                                0
  Total deferred credits                        14,251      3,425        204      8,856          2          0         36      1,728

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         0
Common stock expense                                 0
Additional paid-in capital                           0
Unreal loss on marketable securities                 0
Retained earnings                               15,188      7,488        146      7,281        158                    11        104
  Total common equity                           15,188      7,488        146      7,281        158          0         11        104
    Total capital and liabilities               38,429     11,980        442     21,756          0          0         25      4,226

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Income Statement - Part 2
Year Ended December 31, 1997
                                                                                 (EWG)                                       (EWG)
                                                           (EWG)      (EWG)       LG&E                            (EWG)       LG&E
                                                            LG&E       LG&E   Power 21       LG&E       LG&E       LG&E   Power 31
                                                        Power 12   Power 21       Wind   Power 29   Power 30   Power 31       Wind
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
REVENUES:
Energy marketing and trading                         0
Electric utility                                     0
Gas utility                                          0
Other                                                0
  Total revenues                                     0          0          0          0          0          0          0          0

COST OF REVENUES:
Energy marketing and trading                         0
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                                0
  Total cost of revenues                             0          0          0          0          0          0          0          0

Gross profit                                         0          0          0          0          0          0          0          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0
  Utility                                            0
  Argentine distribution and other                   2                                1                                           1
Depreciation and amortization                        0
Non-recurring charges                                0
  Total operating expenses                           2          0          0          1          0          0          0          1

Equity in earnings                               1,440      2,753        (11)      (557)                             (17)      (728)

OPERATING INCOME                                 1,438      2,753        (11)      (558)         0          0        (17)      (729)

Interco chargebacks                                  0

Other income and deductions                          0
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                       1,438      2,753        (11)      (558)         0          0        (17)      (729)

Income taxes                                    (1,060)     1,143        (30)    (1,535)                             (15)      (623)

NET INCOME                                       2,498      1,610         19        977          0          0         (2)      (106)

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings - Part 2
Year Ended December 31, 1997
                                                                                 (EWG)                                       (EWG)
                                                           (EWG)      (EWG)       LG&E                            (EWG)       LG&E
                                                            LG&E       LG&E   Power 21       LG&E       LG&E       LG&E   Power 31
                                                        Power 12   Power 21       Wind   Power 29   Power 30   Power 31       Wind
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
Beginning retained earnings                     12,690      5,878        127      6,304        158          0         13        210

Net income                                       2,498      1,610         19        977          0          0         (2)      (106)

Dividends                                            0

Other                                                0

Ending retained earnings                        15,188      7,488        146      7,281        158          0         11        104

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Balance Sheet - Part 3
ASSETS
December 31, 1997
                                                                      (EWG)      (EWG)      (EWG)                            (EWG)
                                                           (EWG)       LG&E       LG&E       LG&E       LG&E      (EWG)       LG&E
                                                            LG&E     South-      Alta-      Hope-       Erie       LG&E      Power
                                                        Power 13    hampton      vista       well   Partners   Power 16    Roanoke
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
CURRENT ASSETS:
Cash and temporary investments                       0
Marketable securities                                0
Accounts receivable (net)                            0
Materials and supplies:
  Fuel                                               0
  Gas stored underground                             0
  Other                                              0
Price risk management assets                         0
Prepayments and other                                0
  Total current assets                               0          0          0          0          0          0          0          0

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0          0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                       41,854     10,915      1,145        754        578                   279     28,183
Investments in subsidiaries                          0
Non-utility property and plant, net                  0
Price risk management assets                         0
Other                                                0
  Total other prop and investments              41,854     10,915      1,145        754        578          0        279     28,183

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0          0          0          0          0
    Total assets                                41,854     10,915      1,145        754        578          0        279     28,183

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Balance Sheet - Part 3
CAPITAL AND LIABILITIES
December 31, 1997
                                                                      (EWG)      (EWG)      (EWG)                            (EWG)
                                                           (EWG)       LG&E       LG&E       LG&E       LG&E      (EWG)       LG&E
                                                            LG&E     South-      Alta-      Hope-       Erie       LG&E      Power
                                                        Power 13    hampton      vista       well   Partners   Power 16    Roanoke
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                     0
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                    5,434      1,791        112        208        217       (262)        31      3,337
Accrued interest                                     0
Intercompany accounts                           (6,656)    (1,046)      (282)    (1,351)    (1,145)     1,029        (36)    (3,825)
Price risk management liabilities                    0
Other                                                0
  Total current liabilities                     (1,222)       745       (170)    (1,143)      (928)       767         (5)      (488)

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                     13,075      3,002        372        367        322         93         89      8,830
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                                0
  Total deferred credits                        13,075      3,002        372        367        322         93         89      8,830

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         0
Common stock expense                                 0
Additional paid-in capital                       6,510                                                                66      6,444
Unreal loss on marketable securities                 0
Retained earnings                               23,491      7,168        943      1,530      1,184       (860)       129     13,397
  Total common equity                           30,001      7,168        943      1,530      1,184       (860)       195     19,841
    Total capital and liabilities               41,854     10,915      1,145        754        578          0        279     28,183

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Income Statement - Part 3
Year Ended December 31, 1997
                                                                      (EWG)      (EWG)      (EWG)                            (EWG)
                                                           (EWG)       LG&E       LG&E       LG&E       LG&E      (EWG)       LG&E
                                                            LG&E     South-      Alta-      Hope-       Erie       LG&E      Power
                                                        Power 13    hampton      vista       well   Partners   Power 16    Roanoke
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
REVENUES:
Energy marketing and trading                         0
Electric utility                                     0
Gas utility                                          0
Other                                              134                    45         45         44
  Total revenues                                   134          0         45         45         44          0          0          0

COST OF REVENUES:
Energy marketing and trading                         0
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                                0
  Total cost of revenues                             0          0          0          0          0          0          0          0

Gross profit                                       134          0         45         45         44          0          0          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0
  Utility                                            0
  Argentine distribution and other                   5                                                                 5
Depreciation and amortization                        0
Non-recurring charges                                0
  Total operating expenses                           5          0          0          0          0          0          5          0

Equity in earnings                              12,504      2,987        193        285        313                    87      8,639

OPERATING INCOME                                12,633      2,987        238        330        357          0         82      8,639

Interco chargebacks                                  0

Other income and deductions                          0
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                      12,633      2,987        238        330        357          0         82      8,639

Income taxes                                     5,244      1,239         99        137        147                    37      3,585

NET INCOME                                       7,389      1,748        139        193        210          0         45      5,054

LG&E POWER OPERATIONS                                                                                                     Exhibit A
Consolidating Statement of
  Retained Earnings - Part 3
Year Ended December 31, 1997
                                                                      (EWG)      (EWG)      (EWG)                            (EWG)
                                                           (EWG)       LG&E       LG&E       LG&E       LG&E      (EWG)       LG&E
                                                            LG&E     South-      Alta-      Hope-       Erie       LG&E      Power
                                                        Power 13    hampton      vista       well   Partners   Power 16    Roanoke
                                               Totals       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
Beginning retained earnings                     16,102      5,420        804      1,337        974       (860)        84      8,343

Net income                                       7,389      1,748        139        193        210          0         45      5,054

Dividends                                            0

Other                                                0

Ending retained earnings                        23,491      7,168        943      1,530      1,184       (860)       129     13,397

LG&E POWER ENGINEERS & CONSTRUCTORS                                                      Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997

                                                                       LG&E       LG&E
                                                                      Power      Power     Ultra-
                                                                     Engr &      Const      Clean
                                               Totals      Adj's      Const       Inc.       Inc.
CURRENT ASSETS:
Cash and temporary investments                       0
Marketable securities                                0
Accounts receivable (net)                          416                   416
Materials and supplies:
  Fuel                                               0
  Gas stored underground                             0
  Other                                              0
Price risk management assets                         0
Prepayments and other                                1                     1
  Total current assets                             417          0        417          0          0

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                          0     (8,455)     8,455
Non-utility property and plant, net                  0
Price risk management assets                         0
Other                                                0
  Total other prop and investments                   0     (8,455)     8,455          0          0

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0          0
    Total assets                                   417     (8,455)     8,872          0          0

LG&E POWER ENGINEERS & CONSTRUCTORS                                                      Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997

                                                                       LG&E       LG&E
                                                                      Power      Power     Ultra-
                                                                     Engr &      Const      Clean
                                               Totals      Adj's      Const       Inc.       Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                                    28                    11         17
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                   (2,063)                 (755)    (1,308)
Accrued interest                                     0
Intercompany accounts                            2,935                 4,336     (1,388)       (13)
Price risk management liabilities                    0
Other                                              306                    40        266
  Total current liabilities                      1,206          0      3,632     (2,413)       (13)

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                    (12,640)               (6,612)    (6,028)
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities                    0
Other                                              706                   706
  Total deferred credits                       (11,934)         0     (5,906)    (6,028)         0

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                       113         (3)       113          3
Common stock expense                                 0
Additional paid-in capital                           0
Unreal loss on marketable securities                 0
Retained earnings                               11,032     (8,452)    11,033      8,438         13
  Total common equity                           11,145     (8,455)    11,146      8,441         13
    Total capital and liabilities                  417     (8,455)     8,872          0          0

LG&E POWER ENGINEERS & CONSTRUCTORS                                                      Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997

                                                                       LG&E       LG&E
                                                                      Power      Power     Ultra-
                                                                     Engr &      Const      Clean
                                               Totals      Adj's      Const       Inc.       Inc.
REVENUES:
Energy marketing and trading                         0
Electric utility                                     0
Gas utility                                          0
Other                                               22                    22
  Total revenues                                    22          0         22          0          0

COST OF REVENUES:
Energy marketing and trading                         0
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                               (1)                   (1)
  Total cost of revenues                            (1)         0         (1)         0          0

Gross profit                                        23          0         23          0          0

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                       0
  Utility                                            0
  Argentine distribution and other                 211                    68        143
Depreciation and amortization                        0
Non-recurring charges                                0
  Total operating expenses                         211          0         68        143          0

Equity in earnings                                   0

OPERATING INCOME                                  (188)         0        (45)      (143)         0

Interco chargebacks                                  0

Other income and deductions                        350         84        266
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                         162         84        221       (143)         0

Income taxes                                        67                   126        (59)

NET INCOME                                          95         84         95        (84)         0

LG&E POWER ENGINEERS & CONSTRUCTORS                                                      Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997

                                                                       LG&E       LG&E
                                                                      Power      Power     Ultra-
                                                                     Engr &      Const      Clean
                                               Totals      Adj's      Const       Inc.       Inc.
Beginning retained earnings                     10,937     (8,536)    10,938      8,522         13

Net income                                          95         84         95        (84)         0

Dividends                                            0

Other                                                0

Ending retained earnings                        11,032     (8,452)    11,033      8,438         13

LG&E ENERGY MARKETING INC.                                                    Exhibit A
Consolidating Balance Sheet
ASSETS
December 31, 1997
                                                                                 (EWG)
                                                                                  LG&E
                                                                                Energy
                                                                               Market-
                                               Totals      Adj's       HESI   ing Inc.
CURRENT ASSETS:
Cash and temporary investments                  10,174                           10,174
Marketable securities                                0
Accounts receivable (net)                      311,453                     9    311,444
Materials and supplies:
  Fuel                                               0
  Gas stored underground                         5,682                            5,682
  Other                                              0
Price risk management assets                   119,707                          119,707
Prepayments and other                            6,484                            6,484
  Total current assets                         453,500          0          9    453,491

UTILITY PLANT:
Electric                                             0
Gas                                                  0
Common                                               0
  Original cost                                      0          0          0          0
Acc depreciation                                     0
  Net utility plant                                  0          0          0          0

OTHER PROPERTY AND INVESTMENTS:
Investments in affiliates                            0
Investments in subsidiaries                      2,694                            2,694
Non-utility property and plant, net              8,615                            8,615
Price risk management assets                    43,533                           43,533
Other                                            7,626                            7,626
  Total other prop and investments              62,468          0          0     62,468

DEFERRED DEBITS:
Regulatory assets                                    0
Goodwill, net                                        0
Other                                                0
  Total deferred debits                              0          0          0          0
    Total assets                               515,968          0          9    515,959

LG&E ENERGY MARKETING INC.                                                    Exhibit A
Consolidating Balance Sheet
CAPITAL AND LIABILITIES
December 31, 1997
                                                                                 (EWG)
                                                                                  LG&E
                                                                                Energy
                                                                               Market-
                                               Totals      Adj's       HESI   ing Inc.
CURRENT LIABILITIES:
Long-term debt due w/in 1 year                       0
Notes payable                                        0
Accounts payable                               304,143                          304,143
Trimble County settlement                            0
Dividends payable                                    0
Accrued taxes                                   (9,830)                          (9,830)
Accrued interest                                     0
Intercompany accounts                           37,865                  (426)    38,291
Price risk management liabilities              116,057                          116,057
Other                                           13,454                           13,454
  Total current liabilities                    461,689          0       (426)   462,115

LONG-TERM DEBT:
First mortgage bonds                                 0
Unamortized premium                                  0
  Total debt                                         0          0          0          0

DEFERRED CREDITS:
Accum deferred income taxes                      5,482                            5,482
ITC, in process of amortization                      0
Acc prov for pensions                                0
Cust advances for construction                       0
Regulatory liability                                 0
Price risk management liabilities               23,702                           23,702
Other                                            3,293                            3,293
  Total deferred credits                        32,477          0          0     32,477

MINORITY INTERESTS                                   0

CUMULATIVE PREFERRED STOCK                           0

CAPITALIZATION:
Common stock                                         1                                1
Common stock expense                                 0
Additional paid-in capital                      10,308                           10,308
Unreal loss on marketable securities                 0
Retained earnings                               11,493                   435     11,058
  Total common equity                           21,802          0        435     21,367
    Total capital and liabilities              515,968          0          9    515,959

LG&E ENERGY MARKETING INC.                                                    Exhibit A
Consolidating Income Statement
Year Ended December 31, 1997
                                                                                 (EWG)
                                                                                  LG&E
                                                                                Energy
                                                                               Market-
                                               Totals      Adj's       HESI   ing Inc.
REVENUES:
Energy marketing and trading                 2,797,708                        2,797,708
Electric utility                                     0
Gas utility                                          0
Other                                                0
  Total revenues                             2,797,708          0          0  2,797,708

COST OF REVENUES:
Energy marketing and trading                 2,804,992                        2,804,992
Fuel and power purchased                             0
Gas supply expenses                                  0
Other                                                0
  Total cost of revenues                     2,804,992          0          0  2,804,992

Gross profit                                    (7,284)         0          0     (7,284)

OPERATING EXPENSES:
Operation and maintenance:
  Energy marketing and trading                   9,673                            9,673
  Utility                                            0
  Argentine distribution and other                   0
Depreciation and amortization                    1,510                            1,510
Non-recurring charges                            7,144                            7,144
  Total operating expenses                      18,327          0          0     18,327

Equity in earnings                                   0

OPERATING INCOME                               (25,611)         0          0    (25,611)

Interco chargebacks                             (2,623)                          (2,623)

Other income and deductions                      1,897                            1,897
Interco int income (expense)                         0
Interest charges, minority interests,
  and preferred dividends                            0

INCOME BEFORE INCOME TAXES                     (26,337)         0          0    (26,337)

Income taxes                                    (7,520)                          (7,520)

NET INCOME                                     (18,817)         0          0    (18,817)

LG&E ENERGY MARKETING INC.                                                    Exhibit A
Consolidating Statement of
  Retained Earnings
Year Ended December 31, 1997
                                                                                 (EWG)
                                                                                  LG&E
                                                                                Energy
                                                                               Market-
                                               Totals      Adj's       HESI   ing Inc.
Beginning retained earnings                     30,310                   435     29,875

Net income                                     (18,817)         0          0    (18,817)

Dividends                                            0

Other                                                0

Ending retained earnings                        11,493          0        435     11,058

LG&E ENERGY CORP.                                                                                                         Exhibit A
Equity-Method Investees
  and Owners - Part 1
December 31, 1997
Equity-Method Investee                          Wind-   Distrib-               San Mi-       LG&E       LG&E       LG&E       LG&E
                                                power     uidora       K.W.    guel De      West-      West-      West-      West-
                                             Partners     de Gas    Tarifa,   Tucuman,   moreland   moreland   moreland   moreland
                                                 1994     Cuyana       S.A.       S.A.   Ren'laer  Altavista  Altavista   Hopewell

Owner                                            LG&E       LG&E       LG&E       LG&E                             LG&E
                                             Power 31  Power Ar-      Power  Power Ar-       LG&E       LG&E      Alta-       LG&E
                                                 Wind    gentina      Spain    gentina   Power 15   Power 12      vista   Power 13
                                                 Inc.  III, Inc.       Inc.    I, Inc.       Inc.       Inc.       Inc.       Inc.
Ownership interest                                  24%        14%        46%        33%        25%        45%         5%        45%

Ownership interest in $000s:
  Assets                                        10,269     41,953     21,555     17,919     26,381     40,335      4,482     40,999
  Revenue                                          923     17,162      4,342      5,778     26,734     10,221      1,136     10,057
  Net income (loss)                               (715)     2,970        208       (148)     2,776      2,890        321      3,076

Amounts equal totals reported by investees times ownership interest percents.

LG&E ENERGY CORP.                                                                                                         Exhibit A
Equity-Method Investees
  and Owners - Part 2
December 31, 1997
Equity-Method Investee                           LG&E       LG&E       LG&E      Wind-      Wind-      West-      West-      Wind-
                                                West-      West-      West-      power      power   moreland   moreland      power
                                             moreland   moreland   moreland   Partners   Partners     - LG&E     - LG&E   Partners
                                             Hopewell  S'hampton  S'hampton       1993       1993   Partners   Partners       1994

Owner                                            LG&E                  LG&E                  LG&E       LG&E
                                                Hope-       LG&E     South-       LG&E   Power 21      Power       LG&E       LG&E
                                                 well   Power 11     ampton   Power 21       Wind    Roanoke   Power 16   Power 31
                                                 Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.       Inc.
Ownership interest                                   5%        45%         5%         1%        49%        49%         1%         1%

Ownership interest in $000s:
  Assets                                         4,555     43,213      4,801        706     34,592    178,147      3,636        428
  Revenue                                        1,117     10,274      1,142         79      3,863     51,312      1,047         38
  Net income (loss)                                342      2,079        231        (11)      (557)     9,044        185        (30)

Amounts equal totals reported by investees times ownership interest percents.

LG&E ENERGY CORP.                                                 Exhibit B
Financial Data Schedule
December 31, 1997
The information required by Exhibit B is presented below.  This information is also included in Exhibit 27.
Total assets                                                       3,366,391

Total operating revenues                                           4,263,820

Net income                                                            97,817

LG&E ENERGY MARKETING INC.                                        Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                --------------------------|--------------------------------
                |                                                      |
                |                                                      |
LG&E Power Operations Inc.                             LG&E Power Marketing
(California corporation)                               Inc. (California
                |                                      corporation)
               50%                                                     |
                |                                                     50%
                |                                                      |
                 ----------------LG&E Power 15 Incorporated -------------
                                 (California corporation)
                                         |
                                        50%
                                         |
                                 LG&E-Westmoreland Rensselaer
                                 (California general partnership)

LG&E POWER GENERATION, L.P.                                       Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|--------------------
                |                                           |
           LG&E Power 23                               LG&E Power Generation
           Incorporated                                Limited Inc. (Cali-
           (California corporation)                    fornia corporation)
           (Dissolved)                                 (Dissolved)
                |                                           |
                --------------------------|--------------------
                                         |
                                 LG&E Power Generation, L.P.
                                 (California limited partnership)
                                 (To be dissolved)

WESTMORELAND - LG&E PARTNERS                                      Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|--------------------
                |                                           |
           LG&E Power 16 Incorporated                  LG&E Power Roanoke
           (California corporation)                    Incorporated (Cali-
                |                                      fornia corporation)
                |                                           |
               50%                                         50%
                |                                           |
                --------------------------|--------------------
                                         |
                                 LG&E - Roanoke Valley, L.P.
                                 (California limited partnership)
                                         |
                                        50%
                                         |
                                 Westmoreland - LG&E Partners
                                 (Virginia general partnership)

LG&E-WESTMORELAND RENSSELAER                                      Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                --------------------------|--------------------------------
                |                                                      |
                |                                      LG&E Power Development
LG&E Power Operations Inc.                             Inc. (California
(California corporation)                               corporation)
                |                                                      |
               50%                                                     |
                |                                      LG&E Power Marketing Inc.
                |                                      (California corporation)
                |                                                      |
                |                                                     50%
                 ----------------LG&E Power 15 Incorporated -------------
                                 (California corporation)
                                         |
                                        50%
                                         |
                                 LG&E-Westmoreland Rensselaer
                                 (California general partnership)

LG&E-WESTMORELAND ALTAVISTA                                       Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|--------------------------------
                |                                                      |
                |                                      LG&E Altavista Incor-
LG&E Power 12 Incorporated                             porated (California
(California corporation)                               corporation)
                |                                                      |
                |                                                     20%
               45%                                                     |
                |                                      LG&E Altavista L.P.
                |                                      (California limited
                |                                      partnership)
                |                                                      |
                |                                                     25%
                -----------------LG&E-Westmoreland Altavista ------------
                                 (California general
                                 partnership)

LG&E-WESTMORELAND HOPEWELL                                        Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|--------------------------------
                |                                                      |
                |                                      LG&E Hopewell Incor-
LG&E Power 13 Incorporated                             porated (California
(California corporation)                               corporation)
                |                                                      |
                |                                                     20%
               45%                                                     |
                |                                      LG&E Hopewell L.P.
                |                                      (California limited
                |                                      partnership)
                |                                                      |
                |                                                     25%
                -----------------LG&E-Westmoreland Hopewell -------------
                                 (California general
                                 partnership)

LG&E-WESTMORELAND SOUTHAMPTON                                     Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|--------------------------------
                |                                                      |
                |                                      LG&E Southampton In-
LG&E Power 11 Incorporated                             corporated (California
(California corporation)                               corporation)
                |                                                      |
                |                                                     20%
               45%                                                     |
                |                                      LG&E Southampton L.P.
                |                                      (California limited
                |                                      partnership)
                |                                                      |
                |                                                     25%
                -----------------LG&E-Westmoreland Southampton -----------
                                 (California general
                                 partnership)

K.W. TARIFA, S.A.                                                 Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E International Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Spain Inc.
                                 (Delaware corporation)
                                         |
                                        44%
                                         |
                                 K.W. Tarifa, S.A.
                                 (Spanish sociedad anomina)

CENTRAL TERMICA SAN MIGUEL                                        Exhibit C
DE TUCUMAN, S.A.
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E International Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Argentina I, Inc.
                                 (Delaware corporation)
                                         |
                                      33.3%
                                         |
                      Central Termica San Miguel De Tucuman, S.A.
                                 (Argentinian sociedad anomina)

LG&E POWER SERVICES INC.                                          Exhibit C
System Affiliation
December 31, 1997

                                 LG&E Energy Corp.
                                 (Kentucky Corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Services Inc.
                                 (California corporation)

WINDPOWER PARTNERS 1993 L.P.                                      Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|---------------------------
                |                                                 |
                |                                      LG&E Power 21 Wind
LG&E Power 21 Incorporated-----------------|           Inc. (California cor-
(California corporation)                 |             poration)
                |                        |                        |
                |                        1%                       99%
           .5% G.P.                      |                        |
                |                        |-------------LG&E Power 21 L.P.
                |                                      (California limited
                |                                      partnership)
                |                                                 |
                |                                                 49.5%
                -----------------Windpower Partners 1993 L.P.--------
                                 (a Delaware L.P.)

WINDPOWER PARTNERS 1994 L.P.                                      Exhibit C
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E Power Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Operations Inc.
                                 (California corporation)
                                         |
                --------------------------|---------------------------
                |                                                 |
                |                                      LG&E Power 31 Wind
LG&E Power 31 Incorporated-----------------|           Inc. (California cor-
(California corporation)                 |             poration)  |
                |                        |                        |
                |                        1%                       99%
           .33% G.P.                     |                        |
                |                        |-------------LG&E Power 31 L.P.
                |                                      (California limited
                |                                      partnership)
                |                                                 |
                |                                                 24.67%
                -----------------Windpower Partners 1994 L.P.--------
                                 (a Delaware L.P.)

DISTRIBUIDORA DE GAS                                              Exhibit C
DEL CENTRO S.A.
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E International Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Argentina II Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                         ----------------------------
                                         |                        |
                                         |                        75%
                                         |                        |
                                         |             Inversora de Gas
                                         |             Del Centro S.A.
                                      7.6%             (Argentine
                                         |             sociedad anonima)
                                         |                        |
                                         |                        38.25%
                                         |                        |
                                 Distribuidora de Gas----------------
                                 Del Centro S.A.
                                 (Argentine
                                 sociedad anonima)

DISTRIBUIDORA DE GAS                                              Exhibit C
CUYANA S.A.
System Affiliation
December 31, 1997


                                 LG&E Energy Corp.
                                 (Kentucky corporation)
                                         |
                --------------------------|
                |                        |
Louisville Gas and               LG&E Capital Corp.
Electric Company                 (Kentucky corporation)
(Kentucky corporation)                   |
                                         |
                                 LG&E International Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                 LG&E Power Argentina II Inc.
                                 (Delaware corporation)
                                         |
                                         |
                                         ----------------------------
                                         |                        |
                                         |                        24%
                                         |                        |
                                         |             Inversora de Gas
                                         |             Cuyana S.A.
                                       2.16%           (Argentine
                                         |             sociedad anonima)
                                         |                        |
                                         |                        12.24%
                                         |                        |
                                 Distribuidora de Gas----------------
                                 Cuyana S.A.
                                 (Argentine
                                 sociedad anonima)